Exhibit 10.1

_____________________________________________

THE MEMBERSHIP INTERESTS DESCRIBED IN AND/OR REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED, UNLESS QUALIFIED OR REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS,  IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE UNITS IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS, WHICH ARE SET FORTH HEREIN.

_____________________________________________

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

CWI-FAIRMONT SONOMA HOTEL, LLC

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

			Page

13.	ADJUSTMENT OF BASIS ELECTION		45

14.	WAIVER OF ACTION FOR PARTITION		45

15.	AMENDMENTS		45

16.	EQUITABLE RELIEF		45

17.	NOTICES		46

18.	LEGAL REPRESENTATION		47

19.	ATTORNEYS’ FEES		48

20.	INDEPENDENT ACTIVITIES OF MEMBERS		48

21.	INVESTMENT REPRESENTATIONS OF THE MEMBERS		49

22.	MISCELLANEOUS		50

	22.1	Governing Law	50
	22.2	Severability	50
	22.3	Further Assurances	50
	22.4	Successors and Assigns	50
	22.5	Number and Gender	51
	22.6	Entire Agreement	51
	22.7	Waiver	51
	22.8	Counterparts	51
	22.9	Interpretation	51
	22.10	Parties in Interest	51
	22.11	No Authority	51

EXHIBITS

EXHIBIT A – MEMBER INFORMATION
EXHIBIT B – LEGAL DESCRIPTION
EXHIBIT C – SPECIAL ALLOCATIONS
EXHIBIT D – INITIAL BUDGET
EXHIBIT E – INTENTIONALLY OMITTED
EXHIBIT F – INSURANCE REQUIREMENTS
EXHIBIT G – RESTRICTED TERRITORY
EXHIBIT H – BUYOUT PSA TERMS
EXHIBIT I – CAPITAL PLAN

-iii-

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF CWI-FAIRMONT SONOMA HOTEL, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF CWI-FAIRMONT SONOMA HOTEL, LLC (this “Agreement”) is made and entered into as of July 10, 2013 (the “Effective Date”), by and between CWI SONOMA HOTEL, LLC, a Delaware limited liability company (“CWI”), and FAIRMONT HOTELS AND RESORTS (MARYLAND) LLC, a Maryland limited liability company (“FHR”).  CWI and FHR are sometimes referred to collectively in this Agreement as the “Members” and individually as a “Member”.

RECITALS

A.        CWI-Fairmont Sonoma Hotel, LLC, a Delaware limited liability company (the “Company”), was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”), by causing the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on June 3, 2013.

B.        The Company has been formed to acquire that certain hotel currently known as the Fairmont Sonoma Mission Inn & Spa, located at 100 Boyes Boulevard in Sonoma, California, pursuant to that certain Purchase and Sale Agreement by and between Sonoma Resort Holdings II LLC, a Delaware limited liability company and an affiliate of FHR (“Seller”), and CWI dated as of June 14, 2013 (the “Purchase Agreement”).

C.        Simultaneously with the execution of this Agreement, the Company shall enter into that certain Operating Lease Agreement, dated as of the date hereof (the “Operating Lease”), between the Company and TRS SUB, for the Hotel.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

1.         DEFINITIONS.  When used in this Agreement, the following terms shall have the meanings set forth below:

1.1       Adjusted Capital Account.  “Adjusted Capital Account” means for each Member, an amount equal to the balance of such Member’s Capital Account as of the end of the relevant Fiscal Year or as of any other relevant determination date, after giving effect to the following adjustments:

(a)        credit to such Capital Account any amounts, which such Member is obligated to restore (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to restore, pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5) after taking into account any net decrease in a Member’s share of Company Minimum Gain or Member Nonrecourse Debt Minimum Gain that has occurred as of the relevant determination date; and

(b)        debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.2       Affiliates.  “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of such Person, whether through the ownership of voting securities, by agreement, or otherwise.

1.3       Applicable Law.  “Applicable Law” means, collectively, all Federal, state and local laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions, and requirements of and agreements with all courts and governmental authorities, foreseen and unforeseen, ordinary or extraordinary.

1.4       Bankruptcy.  “Bankruptcy” means:

(a)        The commencement of any voluntary proceedings under Federal or state bankruptcy laws;

(b)        The failure to terminate any involuntary proceeding under Federal or state bankruptcy laws within ninety (90) days after the commencement thereof;

(c)        The appointment of a receiver with respect to any material assets of any Person;

(d)        A general assignment for the benefit of creditors; or

(e)        The issuance of a charging order against the interest of any Person without the removal thereof within ninety (90) days after issuance.

1.5       Book Value.  “Book Value” means for any asset the asset’s adjusted basis for Federal income tax purposes, except as follows:

(a)        The initial Book Value of the Property shall be agreed upon by FHR and CWI, in their sole, but good faith discretion, after the Effective Date pursuant to Section 3.1 of the Purchase Agreement.  The Book Value of any additional property contributed by a Member to the Company shall be the gross fair market value of such asset, as mutually agreed upon in writing by the Members;

(b)        The Book Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by Managing Member, as of the following times:  (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g);

(c)        The Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by Managing Member;

(d)        The Book Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this subparagraph to the extent Managing Member determines that an adjustment pursuant to subparagraph (b) of this Section is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph; and

(e)        If the Book Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) of this Section, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.6       Capital Contribution.  “Capital Contribution” means collectively, the CWI Initial Contribution, the FHR Initial Contribution, all Mandatory Capital Contributions, all Discretionary Capital Contributions and all other contributions in cash and the Book Value of other property contributed to the capital of the Company.

1.7       Capital Plan.  “Capital Plan” means that certain approved capital improvement plan and budget for Fiscal Years 2012 through 2015, a copy of which is attached hereto as EXHIBIT “I”.

1.8       Capital Transaction.  “Capital Transaction” means (a) the refinancing of the Property; (b) the sale, exchange or other disposition of any material part of the Property, or all or substantially all of the Property (including the condemnation of the Property); (c) the dissolution of the Company; or (d) any transaction not in the ordinary course of business, which results in the Company’s receipt of cash or other consideration (other than Capital Contributions), including, without limitation, proceeds of sales, exchanges, or other dispositions of assets not in the ordinary course of business, condemnations, recoveries of damage awards, and insurance proceeds.

1.9       Capital Transaction Proceeds.  “Capital Transaction Proceeds” means all proceeds from a Capital Transaction less the sum of (a) any escrow or reserve required in connection with, or costs and expenses of the Company attributable to, such Capital Transaction, including, without limitation, any holdback escrow (or similar closing reserve or escrow, provided that, in each instance, all such reserves shall be deemed Capital Transaction Proceeds upon their subsequent release), Taxes, prepayment fees or penalties, brokerage fees, escrow fees, title costs and expenses, appraisal fees, consultant fees, audit and tax costs, closing costs and expenses, including attorneys’ fees (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); and (b) reasonable reserves needed for the Company’s business for the remainder of such Fiscal Year and future periods based on the Initial Budget or any subsequent Approved Company Budget or otherwise approved by the Members.

1.10     Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.11     Company Minimum Gain.  “Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain,” in the Regulations Section 1.704-2(d).

1.12     Control.  “Control”, “Controlled”, “Controlled by” or any variation thereof, means the power to direct or cause the direction of the management, operations, business and policies of a Person, directly or indirectly, whether through the ability to exercise voting power, by contract or otherwise.

1.13     CPI.  “CPI” means the Consumer Price Index (All Cities – All Items) (1982-84 = 100) or if such index is discontinued, the most comparable index of the prevailing rate of inflation for the jurisdiction in which the Hotel is situated, as determined by the relevant Governmental Authority responsible for official economic statistics;

1.14     CWI Causation Event.  “CWI Causation Event” shall mean the occurrence of any event which results in a claim against the Company or Company Guarantor arising under the Company Guaranties, but only to the extent such event is caused by the unilateral act (or intentional or knowing omission) of CWI or its Affiliates in breach of its obligations under this Agreement and/or such Company Guaranty; provided, however, for the avoidance of any doubt, a CWI Causation Event shall expressly exclude any Neutral Event.

1.15     CWI Parties.  “CWI Parties” means, collectively, CWI and its Affiliates, and each of their respective members, partners, shareholders, other principals, directors, or officers.

1.16     CWI-OP. “CWI-OP” means CWI-OP, L.P., a Delaware limited partnership.

1.17     Depreciation.  “Depreciation” means, with respect to any asset of the Company, for each Fiscal Year or other period, the amount of depreciation, amortization or other cost recovery deduction allowable with respect to such asset for such Fiscal Year or other period, except that (a) if the Book Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of any such Fiscal Year or other period, Depreciation with respect to such asset for such Fiscal Year or other period shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or period bears to such beginning adjusted tax basis; and (b) if an asset has a zero adjusted basis for Federal income tax purposes, Depreciation shall be determined under any reasonable method selected by Managing Member, which is in accord with Federal income tax accounting principles applicable to assets of similar character having a positive adjusted basis for Federal income tax purposes.

1.18     Distributable Cash from Operations.  “Distributable Cash from Operations” shall mean, for any Fiscal Year, or portion thereof, revenues of the Company derived from the lease of the Property and received in cash during such Fiscal Year, or portion thereof, and Company reserves set aside out of revenues during prior periods (including the Reserve as required under the Hotel Management Agreement) that are no longer needed for the Company’s business, including, without limitation, all dividends paid by TRS SUB with respect to Distributable Cash from Subsidiary Operations, less the sum of (a) operating and administrative expenses of the Company including, without limitation, Taxes, consultant fees, and/or audit costs (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); (b) debt service and other administrative expenses incurred by the Company in the operation thereof (as set forth in the Initial Budget or any subsequent Approved Company Budget, or otherwise incurred by the Company as expressly permitted under this Agreement), including all outstanding loans made to the Company pursuant to Section 6.3(b); and (c) reasonable working capital reserves needed for the Company’s administrative expenses for the remainder of such Fiscal Year based on the Initial Budget or any subsequent Approved Company Budget.

1.19     Distributable Cash from Subsidiary Operations.  “Distributable Cash from Subsidiary Operations” shall mean, for any Fiscal Year, or portion thereof, revenues of the TRS SUB derived from the operation of the Property and received in cash during such Fiscal Year, or portion thereof, less reserves set aside out of revenues during prior periods (including the Reserve as required under the Hotel Management Agreement) and less the sum of (a) operating and administrative expenses of the applicable Subsidiary including, without limitation, Taxes, consultant fees and/or audit costs (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); (b) debt service and Company costs (as set forth in the Initial Budget or any subsequent Approved Company Budget), including all outstanding loans made to the Company pursuant to Section 6.3(b); (c) lease payments to the Company; and (d) reasonable working capital reserves needed for the Company’s administrative expenses business for the remainder of such Fiscal Year based on the Initial Budget or any subsequent Approved Company Budget.

1.20     Fairmont Guarantee Reimbursement.  “Fairmont Guarantee Reimbursement” means an amount sufficient to repay all amounts funded in the form of Fairmont Guaranteed Payments in excess of Seven Hundred Fifty Thousand Dollars ($750,000), together with interest thereon at five percent (5%) per annum, compounded annually.

1.21     FHR Causation Event.  “FHR Causation Event” shall mean the occurrence of any event which results in a claim against the Company or Company Guarantor arising under the Company Guaranties, but only to the extent such event is caused by the unilateral act (or intentional or knowing omission) of FHR or its Affiliates in breach of its obligations under this Agreement and/or such Company Guaranty (but, for the avoidance of any doubt, excluding any acts or omissions of FHR or any of its Affiliates in its role as “Operator” in connection the Hotel Management Agreement or the HMA Side Letter (or any other side letters relating thereto)); provided, however, for the avoidance of any doubt a FHR Causation Event shall expressly exclude any Neutral Event.

1.22     FHR Guarantor.  “FHR Guarantor” means Fairmont Hotels & Resorts (U.S.) Inc., a Delaware corporation.

1.23     FHR Guaranty.  “FHR Guaranty” means that certain Guaranty by and between FHR Guarantor and the TRS SUB, dated as of the date of this Agreement.

1.24     Fiscal Year.  “Fiscal Year” means the calendar year.

1.25     Governmental Authority.  “Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any state, county, city or other political subdivision, arbitrator or any judicial or quasi-judicial tribunal of competent jurisdiction.

1.26     HMA Side Letter.  HMA Side letter means that certain Side Letter Agreement dated as of the date hereof made by and between TRS SUB and FHR, as may be amended from time to time.

1.27     Hotel.  “Hotel” shall be as defined in the Recitals.

1.28     Hotel Management Agreement.  “Hotel Management Agreement” means that certain hotel management agreement between TRS SUB and FHR, dated as of the date hereof, as may be amended from time to time.

1.29     Initial Budget.  “Initial Budget” means that certain approved budget for the Company, a copy of which is attached hereto as EXHIBIT “D”.

1.30     Initial Participation Percentage.  “Initial Participation Percentage” means, with respect to CWI, seventy-five percent (75%), and with respect to FHR, twenty-five percent (25%).

1.31     Intangible Property.  “Intangible Property” shall mean all intangibles owned or used by the Company or the TRS SUB in the ownership and operation of the Hotel.

1.32     IRR.  “IRR” means the annual percentage rate that when utilized to calculate the present value of distributions made to a Member causes the present value of such distributions to equal the present value of the Member’s Capital Contributions.  With respect to determining IRR, which shall be done using the XIRR function in Microsoft Office Excel, the following rules will be applied:

(a)        The present value of a Member’s Capital Contribution made on the Effective Date is the nominal amount of such capital;

(b)        A Member will be deemed to have received a specified IRR with respect to any Capital Contributions only when that Member has received both a return of such Capital Contributions calculated from the date made to the date repaid plus a return on such Capital Contributions as determined pursuant to Sections 8.1 and 8.2, but expressly excluding distributions pursuant to Sections 8.1(b)(i), 8.1(b)(iii), 8.2(b), 8.2(c) and 8.2(e);

(c)        For purposes of IRR calculations used herein, the annual percentage rate shall mean a per annum rate using monthly discounting (i.e., an annual stated IRR of, for example, seventeen percent (17%), shall mean seventeen percent (17%) as an effective annual rate arrived at by monthly discounting);

(d)        Solely for purposes of IRR calculations used herein, all items of contributions or inflows and all items of distributions or outflows used in such calculations shall be deemed to have been received or distributed on the last day of the calendar month in which they occur; and

(e)        All references to distributions in this Section 1.29 as it relates to distributions to FHR shall also include the payment of incentive management fees to FHR under the Hotel Management Agreement or the HMA Side Letter pursuant to Section 8.2(g).

1.33     Lender.  “Lender” means the lender (as may be changed from time to time) that funds the Loan to the Company.

1.34     Loan.  “Loan” means the mortgage and/or mezzanine loan advanced under the Loan Documents (the amount of which may be adjusted and/or refinanced from time to time) for the acquisition of the Property (or any subsequent re-financing of any loan obtained by the Company or the TRS SUB or other Subsidiary of the Company).

1.35     Loan Documents.  “Loan Documents” shall mean and refer to the documents evidencing the Loan (as they may be revised and/or replaced from time to time).

1.36     Managing Member.  “Managing Member” means CWI or any replacement managing member appointed pursuant to Section 9.1(a).

1.37     Member.  “Member” means any Person admitted to the Company as a member in accordance with this Agreement, or a Person who has been admitted as a member pursuant to Applicable Law.  The Members of the Company and their respective Participation Percentages shall be reflected on EXHIBIT “A” attached hereto, as it may be amended from time to time.

1.38     Member Nonrecourse Debt.  “Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

1.39     Member Nonrecourse Debt Minimum Gain.  “Member Nonrecourse Debt Minimum Gain” means an amount, with respect each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

1.40     Member Nonrecourse Deductions.  “Member Nonrecourse Deductions” means items of Company loss, deduction or Section 705(a)(2)(B) of the Code expenditures that are attributable to Member Nonrecourse Debt or to other liabilities of the Company owed to or guaranteed by a Member to the extent that no other Member bears the economic risk of loss.

1.41     Membership Interest.  “Membership Interest” means the interest of a Member in the Company.

1.42     Neutral Event.  “Neutral Event” shall mean any event which gives rise to a claim under any one or more of the Company Guaranties and which is caused by (i) any act by CWI, in its capacity as Managing Member, to the extent such act (x) complies with the rights, duties and/or obligations of Managing Member under this Agreement and (y) is not the result of or caused by fraud, gross negligence, willful misconduct, theft, misappropriation of funds, and/or a material default in the performance of (or failure to perform) the obligations of Managing Member under this Agreement as determined by the judgment or final adjudication (in a procedure described in Section 9.1(b)); or (ii) without limiting clause (i) above, any act or omission other than a CWI Causation Event or a FHR Causation Event.

1.43     Nonrecourse Deductions.  “Nonrecourse Deductions” means the Company deductions that are characterized as “nonrecourse deductions” pursuant to Regulations Section 1.704-2(b)(1).

1.44     Nonrecourse Liability.  “Nonrecourse Liability” has the meaning ascribed to such term pursuant to Regulations Section 1.704-2(b)(3).

1.45     Parent Company.  “Parent Company” means, with respect to CWI, Carey Watermarks Investors Incorporated, and with respect to FHR, Fairmont Hotels & Resorts (U.S.), Inc., a Delaware corporation.

1.46     Participation Percentage.  “Participation Percentage” of a Member shall mean that percentage set forth opposite such Member’s name on EXHIBIT “A”, as it may be amended from time to time.

1.47     Permit.  “Permit” means any material license, permit, consent, authorization, approval, certificate of occupancy, ratification, certification, registration, exemption, variance, exception and similar consent granted or issued by any Governmental Authority with respect to the Hotel.

1.48     Permitted Transferee.  “Permitted Transferee” of a Membership Interest means (a) any Member; (b) any Affiliate of a Member; (c) a trust under which the distribution of the Membership Interest may be made only to beneficiaries who are Affiliates of such Member; and (d) any Person who receives direct or indirect interests in any Member of any Affiliate of any Member as a result of an Initial Public Offering.  In avoidance of doubt, with respect to CWI, any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer, by operation of law or otherwise, of all or any direct or indirect interest in CWI by the respective direct and/or indirect owner in CWI to any Affiliate of CWI and with respect to FHR, any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer, by operation of law or otherwise, of all or any direct or indirect interest in FHR by the respective direct and/or indirect owner in FHR to any Affiliate of FHR, shall not be deemed a Transfer under this Agreement and shall be permitted without the consent of any Member.  In furtherance of the foregoing, W.P. Carey, Inc., Carey Watermark Investors Incorporated and Watermark Capital Partners, LLC or any entity Controlled by W.P. Carey, Inc., Carey Watermark Investors Incorporated or Watermark Capital Partners, LLC or any subsidiary of any such entities (and without regard to the percentage of equity ownership any of them may have in such entity), shall be deemed “Affiliates” of CWI for all purposes under this definition so long as such entities are Controlled by or under common Control with the same Person that such are entities Controlled by, or under common Control with, as of the Effective Date.

1.49     Person.  “Person” means an individual, corporation, firm, partnership, limited liability company, trust or any other form of association or entity.

1.50     Preservation Costs.  “Preservation Costs” means (a) all debt service payments required under any Loan Documents, taxes, assessments, water, sewer or other similar rents, utilities, insurance premiums, Permit fees and charges, (b) all Working Capital Shortfalls, and (c) expenditures necessary on an emergency basis to avoid imminent material damage to the Hotel or imminent injury to persons or property, whether or not provided for or within the amounts provided for in the Initial Budget or any subsequent Approved Company Budget for the Fiscal Year in question, as may reasonably be required to avoid or mitigate such damage or injury.

1.51     Profits and Losses.  “Profits” and “Losses” means, for each Fiscal Year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)        Any tax-exempt income of the Company, not otherwise taken into account in computing taxable income or loss, shall be included in computing Profits or Losses;

(b)        Any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(l)) and not otherwise taken into account in computing taxable income or loss, shall be subtracted from Profits or Losses;

(c)        In the event the Book Value of any Company asset is adjusted pursuant to Section 1.5(b), Section 1.5(d) or Section 1.5(e), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)        Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, in the event that the adjusted tax basis of such property differs from its Book Value;

(e)        In lieu of depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation herein;

(f)        To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining the Capital Account as a result of a distribution other than in liquidation of a Membership Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)        Any items that are specially allocated pursuant to EXHIBIT “C” shall not be taken into account in computing Profits or Losses.

1.52     Property.  “Property” means the Land, the Hotel, all personal property owned by the Company or the TRS SUB and/or otherwise presently situated at the Hotel (other than those owned by any tenant of the Hotel), the Intangible Property, and all other assets of the Company and the TRS SUB.

1.53     Qualified Transferee Requirements.  “Qualified Transferee Requirements” means a Person who (i) has reasonably sufficient financial resources and liquidity to fulfill the transferring Member’s obligations under this Agreement; (ii) is not known in the community as being of bad moral character and has not been convicted of a felony in any state or Federal court; and (iii) is not an Affiliate of Persons who have been convicted of a felony in any state or Federal court.

1.54     Regulations.  “Regulations” means the Income Tax Regulations promulgated under the Code, including Temporary Regulations, as such Regulations may be amended from time to time, including corresponding provisions of succeeding Regulations.

1.55     Reserves.  “Reserves” means such amounts as may be required pursuant to the terms of the Hotel Management Agreement.

1.56     Restricted Territory.  “Restricted Territory” means that area depicted on EXHIBIT “G” attached hereto.

1.57     Sale Lockout Period.  “Sale Lockout Period” means the period commencing on the Effective Date and expiring on the Fourth Anniversary of the Effective Date.

1.58     Specially Designated National or Blocked Person.  “Specially Designated National or Blocked Person” means (a) a person or entity designated by the US Department of Treasury’s Office of Foreign Assets Control from time to time as “specially designated national or blocked person” or similar status; (b) a person or entity described in Section 1 of the US Executive Order 13224, issued September 23, 2001; or (iii) a person or entity otherwise identified by governmental authorities as a person or entity of which either Party is prohibited from transacting business.  As of the Effective Date, a list of such designations and the text of the Executive Order are published at: www.ustreas.gov/office/enforecemtns/ofac.

1.59     Subsidiary.  “Subsidiary” means any subsidiary of the Company, including, without limitation, TRS SUB.

1.60     Tax(es).  “Tax” or “Taxes” means any income, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, occupancy, transient occupancy, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, or other tax, charge, assessment, duty, levy, compulsory loan, business or occupation (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.

1.61     Tax Returns.  “Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

1.62     Total Value.  “Total Value” means, for purposes of Section 10.5, a hypothetical amount representing the Offering Member’s good faith estimate (at the time of delivering any Buy-Sell Notice) of the total cash value of the Company, after liquidation of all assets and (a) payment or reservation for payment of all liabilities to third parties (including, without limitation, all mortgage indebtedness or other indebtedness of the Company and its Subsidiaries); and taking into account; (b) accruals and reserves related to such indebtedness, a statement of which shall be included in the written estimate; and (c) plus or minus, as the case may be, net prorations for revenues, expenses and other items related to the Company and the TRS SUB, which prorations shall be determined in the manner provided under the Purchase Agreement, unless otherwise mutually agreed to by the Members.

1.63     Transfer.  “Transfer” means any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer, by operation of law or otherwise, of all or any direct or indirect portion of a Membership Interest.

1.64     TRS SUB.  “TRS SUB” means Sonoma Hotel Operator Inc., a Delaware corporation.

1.65     Uniform System.  “Uniform System” means the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Motel Association, in effect at the time in question (currently, the 10th Revised Edition, 2006).

1.66     Unreturned Capital Contribution Account.  “Unreturned Capital Contribution Account” means, with respect to a Member, the Member’s Capital Contributions less distributions made pursuant to Sections 8.2(a) and 8.2(d) that represent a return of capital (and not a return on capital).

1.67     Working Capital Shortfall.  “Working Capital Shortfall” means the amount of additional working capital required for the sole purpose of funding operating expenses of the TRS SUB, the Hotel and the Company pursuant to, and to the extent of such amounts as set forth in, the Initial Budget or any subsequent Approved Company Budget.

In addition, the following terms are defined in the Sections of this Agreement that are referenced alongside the terms:

Term	Section Reference for Definition
ABC	Section 9.8
Act	Recital A
Agreement	Preamble
Applicable Adjustment Percentage	Section 6.3(c)
Applicable Price	Section 10.5(a)
Approved Company Budget	Section 9.2(a)(iv)
Approved Contracts	Section 9.2(a)(vi)
Audited Financial Request	Section 12.3(a)
Base Year Liability	Section 8.1(b)(i)
Business	Section 4
Buy/Sell Deposit	Section 10.5(a)
Buy-Sell Notice	Section 10.5(a)
Buying Member	Section 10.4(b)
Buyout Default	Section 10.4(b)
Buyout Deposit	Section 10.4(b)
Buyout PSA	Section 10.4(b)
Capital Account	Section 7.1(a)
CapEx Cash Notice	Section 6.3(b)
Certificate	Recital A
Closing Date	Section 10.5(a)
Company	Recital A
Company Budget	Section 9.2(a)(iv)
Company Guaranties	Section 9.13
Company Guarantor	Section 9.13
Contributing Members	Section 6.3(c)
CWI	Preamble
CWI Initial Contribution	Section 6.1
CWI Law Firm	Section 18.2
CWI Parties	Section 18.2
CWI Priority Yield	Section 8.1(b)(ii)
CWI Purchase Default	Section 9.1(a)
Deficiency Amount	Section 6.3(c)
Deficit Loan	Section 6.3(d)
Dilution Multiplier	Section 6.3(c)
Effective Date	Preamble
Exchange Act	Section 5.7
Exclusivity Period	Section 20.3
FHR	Preamble
FHR Initial Contribution	Section 6.1
FHR Law Firm	Section 18.3
FHR Parties	Section 18.3
Golf Club Acquisition	Section 20.3
Indemnitee	Section 9.11(b)
Initial Capital Contributions	Section 6.1
Liquor Licenses	Section 9.8
LiquorCo	Section 9.8

Managing Parties	Section 9.11(a)
Mandatory Capital Contribution(s)	Section 6.3(a)
Mandatory Cash Notice	Section 6.3(a)
Member Decisions	Section 9.4(a)
Non-Contributing Member	Section 6.3(c)
Offering Member	Section 10.5(a)
Operating Lease	Recital C
Operator	Section 9.5
Owner	Section 9.5
Purchase Agreement	Recital B
REIT	Section 5.5
Required Amount	Section 6.3(a)
Responding Member	Section 10.5(a)
Responding Member’s Purchase Price	Section 10.5(a)
Response Notice	Section 10.5(a)
ROFO Closing Date	Section 10.4(b)
ROFO Sale Notice	Section 10.4(b)
Sale Member	Section 10.4(b)
Securities Act	Section 5.7
Seller	Recital B
SOX	Section 5.7
Special Allocations	Section 7.1(b)
Tax Matters Partner	Section 12.4(a)

2.         FORMATION OF LIMITED LIABILITY COMPANY.  The Company was formed as a limited liability company pursuant to the provisions of the Act and upon the filing of the Certificate with the Secretary of State of the State of Delaware.  The rights and liabilities of all Members shall be as provided under the Act, the Certificate and this Agreement.

3.         NAME AND PLACE OF BUSINESS.

3.1       Name.  The name of the Company shall be CWI-FAIRMONT SONOMA HOTEL, LLC.

3.2       Principal Place of Business.  The principal office of the Company shall be 272 E. Deerpath Road, Suite 320, Lake Forest, Illinois 60045.  Managing Member may change the Company’s place of business at any time.

3.3       Members.  Unless and until substituted Members are admitted pursuant to the terms of Section 10, CWI and FHR shall be the only Members of the Company until they cease to be Members in accordance with the provisions of the Act, the Certificate, or this Agreement.  Except as otherwise expressly provided herein, no Member may be removed as a Member of the Company without such Member’s prior written approval.

4.         PURPOSE.  The purpose of the Company shall be to (a) own one hundred percent (100%) of TRS SUB, (b)  own, lease, finance, and renovate the Property, and (c) engage in any and all general business activities related or incidental thereto permitted under the Act (collectively, the “Business”).  The Company shall not engage in any other business or activity without the unanimous consent of the Members.

5.         TERM OF COMPANY; RECORDINGS; AGENT FOR SERVICE OF PROCESS.

5.1       Term.  The Company commenced as of the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until terminated as herein provided or by operation of law.

5.2       Filings.  Managing Member shall execute, deliver and file any amendments to and/or restatements of the Certificate as Managing Member deems necessary and shall file any documents required for the Company to qualify to do business in California and in any other jurisdiction in which the Company may wish to conduct business.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate.  Managing Member shall cause appropriate fictitious business name and like statements to be filed and published for the Company if and as required for the proper conduct of the Business.  Any amendments or modification to the Certificate or any state registrations shall require the prior written approval of all Members, unless such amendment or modification is purely ministerial (in which instance, it can be as prepared by the Managing Member).

5.3       Agent for Service of Process.  The name and address of the agent for service of process of the Company designated on the Certificate is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The agent for service of process of the Company may be changed from time to time by Managing Member, subject to Applicable Law.

5.4       Considered a Partnership for Tax Purposes.  The Members intend that, pursuant to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and/or any comparable provision of applicable state law, beginning as of the Effective Date, the Company will be treated as a partnership for Federal, state and local income tax purposes.  Each Member agrees not to make or attempt to make an election under Section 761 of the Code or to be excluded from the application of Subchapter K or from the application of any comparable provisions of applicable state law.  The Company and the Members shall not elect classification of the Company for Federal tax purposes as other than a partnership under Regulations Section 301.7701-3 or for state and/or local tax purposes under such comparable provisions of applicable state or local law.

5.5       Protection of REIT Status.  The Members acknowledge that CWI is an Affiliate of Carey Watermark Investors Incorporated, which is a real estate investment trust (“REIT”), and the Members agree that, notwithstanding anything to the contrary in this Agreement, Managing Member shall (so long as CWI is Managing Member and, thereafter, CWI may) take or omit to take any action necessary (as determined by CWI in its sole but good faith discretion) to cause the Company (and any other entity in which the Company owns an interest) to be operated in a manner (i) that enables Carey Watermark Investors Incorporated to qualify as a REIT within the meaning of Section 856 of the Code; and (ii) that recognizes the income, asset and operating requirements of the Code that are applicable to a REIT under Sections 856 through 860 of the Code to the extent possible.  Therefore, the Company shall conduct its operations in accordance with the following limitations (and any other limitations required by the Code or other applicable law):

(a)        The Business and affairs of the Company will be managed in a manner that does not cause Carey Watermark Investors Incorporated to be disqualified as a REIT under the Code or incur any amount of tax pursuant to Section 856, 857 or 4981 of the Code;

(b)        The Company and its Subsidiaries shall not render any services to any lessee, sublessee, or any customer thereof, either directly or through an “independent contractor” within the meaning of Section 856(d)(3) of the Code, if the rendering of such services would cause all or any part of the rents received by the Company or its Subsidiaries to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code;

(c)        The Company and its Subsidiaries shall not directly or indirectly own (taking into account the attribution rules referred to in Section 856(d)(5) of the Code), in the aggregate ten percent (10%) or more of the total number of shares of all classes of stock, ten percent (10%) or more of the voting power of all classes of voting stock or ten percent (10%) or more of the assets or net profits of any lessee or sublessee of all or any part of any of the Property or other Company property, other than a lessee Subsidiary that makes an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(d)        No lease or sublease of any space at the Hotel or any other Company or Subsidiary property shall provide for any rent based in whole or in part on the “income or profits” derived by any lessee or sublessee from such property within the meaning of Section 856(d)(2)(A) of the Code (other than rents based on gross receipts pursuant to the lease between TRS SUB and the Company);

(e)        The Company and its Subsidiaries shall not own more than ten percent (10%) of the total voting power or more than ten percent (10%) of the total value of the outstanding securities of any one issuer (as determined for purposes of Section 856(c)(4)(B) of the Code) other than securities of a subsidiary, including, without limitation, the TRS SUB that makes an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(f)        The TRS SUB or any other Subsidiary that is treated as a corporation under the Code (other than a “real estate investment trust”) shall make an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(g)        The TRS SUB or any other Subsidiary that has made an election to be treated as a “taxable REIT subsidiary” under the Code shall not directly or indirectly operate a “lodging facility” or a “health care facility,” as such terms are defined in Section 856 of the Code, but rather shall contract with an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code (e.g., without limitation, such contractor must be actively engaged in the trade or business of operating “qualified lodging facilities” for Persons other than those that are related to the TRS SUB, the Company or CWI) to operate such facilities, provided that, in the case of any “lodging facility,” no gambling activities are conducted on the premises and no gambling revenues are generated by the facility, and CWI acknowledges as of the date hereof that FHR is an “eligible independent contractor” based on FHR’s representation in paragraph 12 of the HMA Side Letter;

(h)        Neither the Company nor its Subsidiaries shall take any action (or fail to take any action permitted under this Agreement) that would otherwise cause the Company’s gross income to consist of more than one percent (1%) of income not described in Section 856(c)(2) of the Code or more than ten percent (10%) of income not described in Section 856(c)(3) of the Code, or cause any significant part of the Company assets to consist of assets other than “real estate assets” within the meaning of Section 856(c)(5)(B) of the Code;

(i)         The Company shall distribute to the Members during each calendar year an amount of cash mutually agreed upon by the Members, but in no event in an amount less than that which is necessary to comply with REIT requirements, to be made to the Members with respect to such Fiscal Year at the times required to prevent the imposition of an excise tax under Section 4981 of the Code; provided, however, that if each such Member’s distributable share of any Distributable Cash from Operations and/or Capital Transaction Proceeds and its distributable share of any funds maintained in the Company reserves are insufficient to meet the aforesaid distribution requirement with respect to such

Member, then the Company shall have satisfied the foregoing distribution requirement with respect to such Member upon distributing to it such Member’s distributable share of Distributable Cash from Operations and/or Capital Transaction Proceeds and funds maintained in the Company reserves (but in no event the Reserve).  In no event shall the Company be required to borrow funds, or any Member be required to contribute funds to the Company, in order to permit the Company to satisfy the foregoing distribution requirement.  The foregoing provisions of this subsection shall not, however, adversely affect the allocation of, or any Member’s Participation Percentage in Distributable Cash from Operations and/or Capital Transaction Proceeds; or

(j)         The Company and its Subsidiaries shall not engage in any “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code.

In the event that any change is required for compliance with the foregoing requirements of this Section 5.5 which requires the Company to incur a material increase in costs or necessitates certain assets and/or activities to be held or conducted through any subsidiary that is subject to income tax in respect of such asset (or activity that would not otherwise have been incurred had the Company held such asset or conducted such activity directly), the Company shall reimburse FHR for the amount of any such material increase in costs that FHR bears in connection with complying with this Section 5.5; provided, however, that the Members agree that the distributions of the Base Year Liability (as defined below) to FHR as required by and in accordance with Section 8.1(b)(i) shall satisfy the foregoing reimbursement obligations of the Company in connection with the current lease of the Hotel to the TRS SUB and all costs and expense incurred in connection therewith.  In addition, if any of the requirements to qualify for “real estate investment trust” status are changed, then upon CWI’s delivery of written notice to FHR (or Managing Member, if CWI ceases to be Managing Member) describing such changes, such changes shall be deemed incorporated herein, and this Section 5.5 shall be deemed amended as necessary to incorporate such changed real estate investment trust requirements; provided, however, in the event any such changes result in a (1) change in the state or federal income tax liability of the TRS SUB, the Members shall promptly adjust the Base Year Liability accordingly in good faith (and without reference to the terms and conditions of Section 8.1(b)(i) (i.e., the term requiring that for the three (3) consecutive years FHR’s proportionate share (based on its then current Participation Percentage) of the TRS SUB’s federal and state tax income liability is 110% or more of the Base Year Liability) and thereafter for all purposes under this Agreement, the Base Year Liability shall be such adjusted amount (subject to further adjustment as provided in this Agreement), or (2) material adverse economic effect on either of the Members or increase the obligations of FHR hereunder or under the Hotel Management Agreement which the Members cannot mitigate after using good faith efforts (which efforts shall specifically exclude other than de minimis out-of-pocket expenses or payments by either of such Members) to structure around such effects, either Member shall have the right to deliver the Buy-Sell Notice as provided in this Agreement (notwithstanding that such delivery and/or the closing of the transaction may take place during the Sale Lockout Period).

5.6       Dispute Resolution Regarding REIT Compliance.  Notwithstanding anything to the contrary set forth in Section 9.9 or elsewhere in this Agreement, any dispute over whether an activity of the Company or the TRS SUB is in violation of Section 5.5 shall be determined and resolved in the sole and absolute discretion of CWI (provided that any additional out-of-pocket expenses to the Company resulting therefrom will be borne solely by CWI).

5.7       Sarbanes-Oxley Compliance.  The Company and the TRS SUB shall take all actions necessary to comply with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”).  Managing

Member and any principal executive officer of the Company and the principal financial officer of the Company shall make all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX as applicable.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of the TRS SUB has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.  The costs and expenses of any actions taken pursuant to this Section 5.7 shall be borne by the Company or the TRS SUB, as applicable, so long as such actions are taken for the benefit of the Company or such TRS SUB and not for the Members or their Affiliates (which costs and/or expenses shall be the sole obligation of such Member or its Affiliate).

6.         CONTRIBUTIONS AND LOANS.

6.1       Initial Contributions.  Immediately after the formation of the Company and the mutual execution of this Agreement and concurrently with the acquisition of the Hotel by the Company, (a) CWI will make an initial Capital Contribution to the Company in the amount of Thirty-Eight Million Four Hundred Eight Thousand Three Hundred Forty-Four Dollars ($38,408,344) (the “CWI Initial Contribution”) in exchange for a seventy-five (75%) Participation Percentage and an interest in the profits and losses of the Company as described herein; and (b) FHR will make an initial Capital Contribution to the Company in the amount of Twelve Million Eight Hundred Two Thousand Seven Hundred Eighty-One Dollars ($12,802,781) (the “FHR Initial Contribution” and together with the CWI Initial Contribution, the “Initial Capital Contributions”)) in exchange for twenty-five (25%) Participation Percentage and an interest in the profits and losses of the Company as described herein.  Each Member’s initial Capital Account balance shall be reflected on EXHIBIT “A”.

6.2       Use of Funds.  The CWI Initial Contribution shall be used by the Company in strict accordance with the statement of sources and uses attached hereto as Schedule 1 (i.e., the acquisition of the Property as well as the completion of the Capital Plan and additional improvements to the Property as may be agreed upon by CWI and FHR before December 31, 2015).

6.3       Mandatory Capital Contributions, Discretionary Capital Contributions or Loans.

(a)        In addition to the Initial Capital Contributions, the Members have unconditionally and irrevocably committed to fund in accordance with their respective Initial Participation Percentages the following additional Capital Contributions (individually, a “Mandatory Capital Contribution” and collectively, the “Mandatory Capital Contributions”):

(i)         all amounts necessary to fulfill the Company’s obligations under Section 7.1(l) of the Purchase Agreement with respect to the Post-Closing Statement (as defined in the Purchase Agreement);

(ii)        all Preservation Costs as determined by the Managing Member; and

(iii)      all other amounts unanimously approved by the Members in writing, in each Member’s sole and absolute discretion.

In the event that a Mandatory Capital Contribution is required under this Agreement (and, with respect to Preservation Costs under clause (i) above, subject to FHR having fully funded all amounts required of it under the terms and conditions of the FHR Guaranty), Managing Member shall deliver written notice (a “Mandatory Cash Notice”) to each Member setting forth the amount of such Mandatory Capital Contribution required from such Member (which shall equal the amount of the relevant Mandatory Capital Contribution multiplied by each Member’s respective Initial Participation Percentages) and each Member shall be obligated to fund such amount (each, a “Required Amount”) within ten (10) Business Days following the date of receipt by a Member of a Mandatory Cash Notice in which case the Capital Account of any such contributing Member shall be increased by the amount of the Mandatory Capital Contribution (but no adjustments shall be made to the Initial Participation Percentages of the Members).

(b)        Except as provided in Section 6.1 and this Section 6.3, the Members shall not be required to make any additional Capital Contributions or loans to the Company in addition to the Initial Capital Contributions and the Mandatory Capital Contributions.  Notwithstanding the foregoing, each Member shall have the option (but not the obligation) to fund Capital Expenditures necessary to complete the improvements contemplated in the Capital Plan that were not funded by the Initial Capital Contribution (each, a “Discretionary Capital Contribution”) in the event that either Member delivers notice to the other (a “CapEx Cash Notice”) recommending an additional capital call for and the amount thereof (as well as a detailed description of the purpose for which the Discretionary Capital Contribution shall be used), and (y) the Members cannot unanimously agree to fund such amounts set forth in the CapEx Cash Notice; provided, however, the requesting Member shall have the right to unilaterally make a Discretionary Capital Contribution (or make a loan to the Company (as opposed to the other Member), which shall otherwise be treated in the same manner as a Deficit Loan in accordance with Section 6.3(c) below; provided, further, at the option of the Contributing Member, the loan shall be repayable upon demand or deemed advanced as a Capital Contribution to the Company under this Section 6.3(b) at any time starting twenty-four (24) months (as opposed to six (6) months) after the date the amounts hereunder were advanced to the Company by the Contributing Member) for such amounts, in which case and upon receipt thereof the Company shall use the Discretionary Capital Contribution (or loan) amounts for the purpose(s) set forth in the CapEx Cash Notice, and the Capital Account of any such contributing Member shall be increased by the amount of the Discretionary Capital Contribution and the Participation Percentages of the Members shall be adjusted accordingly so that each Member’s Participation Percentage is reflective of such Member’s share of the total Capital Contributions made to the Company; provided, however, that any reduction in the non-funding Member’s Participation Percentage and increase in the funding Member’s Participation Percentage in accordance with this Section 6.3(b) shall not affect the Members’ Initial Participation Percentages, and each Member shall remain obligated to make any additional Capital Contributions in accordance with their respective Initial Participation Percentages (for avoidance of doubt, if the Members unanimously agree to fund the amounts referenced under Section 6.3(b), such amounts shall be deemed Mandatory Capital Contributions under Section 6.3(a) above); or

(c)        If either Member fails to fully fund a Mandatory Capital Contribution, Managing Member shall deliver written notice to such Member (the “Non-Contributing Member”) within twenty (20) days after the date a Mandatory Cash Notice is given pursuant to Section 6.3(a).  If the Non-Contributing Member shall fail to advance all or any part of its Required Amount upon receipt of such notice, the other Member (the “Contributing Member”), within ten (10) days thereafter, may elect, in its sole discretion either (i) to advance directly to the Company as a loan to the Non-Contributing Member the portion of the Required Amount not advanced by the Non-Contributing Member (the “Deficiency Amount”), as provided in Section 6.3(d) below (provided that, at the option of the Contributing Member and in addition to the repayment provisions thereof, if such loan is made pursuant to this Section 6.3(c) shall be repayable upon demand or deemed advanced as a Capital Contribution to the Company under clause (A) and (B) below at any time starting six (6) months after the date the amounts thereunder were advanced to the Company by the Contributing Member at the Contributing Member’s election); or (ii) to advance a Capital Contribution to the Company equal to the Deficiency Amount, whereupon the

Participation Percentage of the Members shall be recalculated to (A) increase the Contributing Member’s collective Participation Percentage by the Applicable Adjustment Percentage (as defined below) and increasing its aggregate Capital Account by the product of the Deficiency Amount and the Dilution Multiplier (as defined below), with such increases in Participation Percentage and Capital Accounts to be allocated to the Contributing Members pro rata based on the portion of the Deficiency Amount owed to the Contributing Member, and (B) reduce the Non-Contributing Member’s Participation Percentage by the Applicable Adjustment Percentage and decrease its Capital Account by the product of the Deficiency Amount and the Dilution Multiplier.  The “Applicable Adjustment Percentage” shall mean the fraction, expressed as a percentage, in which the numerator is an amount equal to the Dilution Multiplier times the Deficiency Amount, and the denominator is the sum of the Member’s total Capital Contribution (taking into account the additional Capital Contributions funded by the Contribution Member).  The “Dilution Multiplier” shall mean 1.5.  Any reduction in the Non-Contributing Member’s Participation Percentage and increase in the Contributing Member Participation Percentage in accordance with this Section 6.3(c) shall not affect the Members’ Initial Participation Percentages, and the Non-Contributing Member and the Contributing Member shall remain obligated to make any additional Capital Contributions in accordance with their respective Initial Participation Percentages.

(d)        If the Contributing Members make a loan to the Non-Contributing Member as provided in Section 6.3(c), the Deficiency Amount shall be delivered to the Company by the Contributing Members, shall be treated as an additional Capital Contribution by the Non-Contributing Member of the Deficiency Amount and shall constitute a loan to the Non-Contributing Member (a “Deficit Loan”).  Each Deficit Loan shall bear interest at the annual rate of seventeen percent (17%), compounded monthly, and shall be repaid by payment directly by the Company to the Contributing Members of any distributions otherwise due the Non-Contributing Member pursuant to the other Sections of this Agreement; provided, however, that for Capital Account maintenance purposes, such amount shall be deemed distributed to the Non-Contributing Member (with a corresponding reduction to its Capital Account) followed by the repayment by the Non-Contributing Member to the Contributing Member.  Any payments on a Deficit Loan shall be credited first to any interest then due on the loan with the balance of such distributions to be credited against the outstanding principal balance of such loan.  Any Deficit Loan will be recourse to the Non-Contributing Member’s right to distributions pursuant to this Agreement and must be repaid directly by the Company on behalf of the Non-Contributing Member as set forth in this Section 6.3.  For avoidance of doubt, no Deficit Loan shall be considered a Capital Contribution by the Contributing Member for purposes of this Agreement or increase such Contributing Member’s Capital Account, unless otherwise required by applicable laws.

(e)        Notwithstanding any of the foregoing, the Members agree that in the event that CWI makes a Deficit Loan or a loan to the Company in accordance with Section 6.3(b), the Deficit Loan and/or a loan to the Company in accordance with Section 6.3(b) may be structured in a manner necessary to permit the REIT to continue to qualify as a REIT within the meaning of Sections 856-860 of the Code.

6.4       Interest on Contributions.  No interest shall be paid by the Company on any Capital Contribution made by any Member to the Company.

6.5       Return of Contributions.  Except as otherwise provided in this Agreement, no Member shall have the right to withdraw or reduce such Member’s Capital Contribution or to receive any distributions, except as a result of dissolution.  No Member shall have the right to demand or receive property other than cash in return for such Member’s Capital Contributions.

7.         CAPITAL ACCOUNTS; ALLOCATION OF PROFITS AND LOSSES.

7.1       Capital Accounts.

(a)        The Company shall maintain a separate capital account (“Capital Account”) for each Member.

(b)        The Capital Account of each Member shall be maintained in accordance with Sections 1.704-1(b) and 1.704-2 of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations and the special allocations set forth in Sections (a) through (i) of EXHIBIT “C” attached hereto shall apply (the “Special Allocations”).

(c)        Each Member’s Capital Account shall be adjusted in accordance with the following provisions:

(i)         To each Member’s Capital Account there shall be credited (A) the amount of any cash Capital Contributions made, and the Book Value of any property contributed (net of liabilities secured by such property), by such Member to the Company, and (B) such Member’s allocable share of Profits and other items of income and gain allocated to such Member; and

(ii)        To each Member’s Capital Account there shall be debited (A) the amount of cash and the Book Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of any liabilities secured by such property), and (B) such Member’s allocable share of Losses and other items of income and gain allocated to such Member.

(d)        In the event of a Transfer of a Member’s Membership Interest, or any portion thereof, in accordance with the terms of this Agreement, whether or not the purchaser, assignee or successor-in-interest is then a Member, the Person so acquiring such Member’s Membership Interest, or any portion thereof, shall acquire the Capital Account, or any portion thereof, of the Member formerly owning such Membership Interest, adjusted for distributions of Distributable Cash from Operations and/or Capital Transaction Proceeds made pursuant to Section 8 and allocations of Profits and Losses made pursuant to Section 7.2.

7.2       Allocation of Profits and Losses.  After giving effect to the Special Allocations set forth in EXHIBIT “C” attached hereto, Managing Member shall cause the Company to allocate Profits and Losses in respect of each Fiscal Year of the Company (and, in each case, each item of income, gain, loss, deduction and tax preference, required to be taken into account by the Members separately under Section 702(a) of the Code, which are included in the computation of such Profits and Losses for such year) to the Members in a manner such that the Capital Account of each Member is, as nearly as possible, equal (proportionately) to the excess of:

(a)        the distributions that would be made to that Member pursuant to Section 11.2(a)(iii) if:

(i)         the Company were dissolved, its affairs wound up, and its assets sold for an amount of cash equal to their Book Values;

(ii)        all liabilities of the Company were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability); and

(iii)       the assets of the Company were distributed to the Members in accordance with Section 11.2(a)(iii) immediately after making such allocation; over

(b)        the sum of (i) the Member’s respective share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain; and (ii) the amount, if any, that such Member is obligated (or deemed obligated) to contribute, in its capacity as a Member, to the Company, computed immediately prior to the hypothetical sale of assets described in Section 7.2(a).

7.3       Other Allocation Rules.

(a)        For purposes of determining Profits, Losses or any other items allocable to any period, Profits, Losses and other items shall be determined on a daily, monthly or other basis, as determined by Managing Member, using any permissible method under Section 706 of the Code and the Regulations thereunder.

(b)        Credits, or income resulting from the recapture of credits, shall be allocated among the Members in accordance with the Code, Regulations and Applicable Law.

(c)        Whenever items of income or loss of the Company allocable hereunder consist of items of different character for tax purposes (i.e., ordinary income, long-term capital gain, depreciation recapture, interest expense, etc.) the items of income or loss of the Company allocable to each Member shall include, to the extent possible, its pro rata share of each such item; provided, however, in making allocations of depreciation recapture under Section 1245 or Section 1250 of the Code, or unrecaptured Section 1250 gain under Section 1(h) of the Code, principles consistent with those of Regulations Section 1.1245-1(e) shall be followed, such that amounts treated as ordinary income shall be allocated first to the Member that was allocated the related ordinary deduction.

(d)        The Members are aware of the income tax consequences of the allocations made by this Section 7 and EXHIBIT “C” attached hereto and, except as otherwise provided in Section 12.4(a), hereby agree to be bound by the provisions of this Section 7 and EXHIBIT “C” attached hereto in reporting their shares of Company income and loss for income tax purposes.

(e)        If the Book Value of any Company asset is adjusted as provided in the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for Federal income tax purposes and pursuant to Regulations Section 1.704-1(b), take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

7.4       Tax Allocations.

(a)        Except as provided in Section 7.4(b), items of Company income, gain, loss, deduction and credit shall be allocated, for Federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gain, losses, deductions and credits among the Members under Section 7.2.

(b)        In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Book Value in accordance with the traditional method as described in Treasury Regulations 1.704-3.

8.         DISTRIBUTIONS.

8.1       Distribution of Distributable Cash (Other than From Capital Transactions).

(a)        The Company shall distribute all available Distributable Cash from Operations in accordance with this Section 8.1.  Unless otherwise authorized by the Members, all Distributable Cash from Subsidiary Operations shall be distributed from the TRS SUB directly to the Company and shall be deemed part of the Company’s Distributable Cash from Operations.  The Company shall cause, on a regular, reoccurring basis (but in no event less often than quarterly), the TRS SUB to distribute all of its Distributable Cash from TRS SUB Operations to the Company so it in turn can be distributed by the Company to the Members in accordance with this Agreement.

(b)        Subject to Section 6.3(d) and Section 8.3, Distributable Cash from Operations of the Company shall be distributed from time to time, but no less frequently than quarterly to the Members as follows:

(i)      First, one hundred percent (100%) to FHR, until FHR has received cumulative distributions pursuant to this Section 8.1(b)(i) as to have earned cumulative distributions of [One Hundred Fifty Thousand Dollars ($150,000)] (the “Base Year Liability”) per annum, plus the sum of any accrued and unpaid distributions under this Section 8.1(b)(i); provided, however, that subject to the terms of the last paragraph of Section 5.5, if for any three (3) consecutive Fiscal Years FHR’s proportionate share (based on its then current Participation Percentage) of the TRS SUB’s federal and state tax income liability is one hundred ten percent (110%) or more of the Base Year Liability, then the Members shall in good faith agree on an equitable increase of such distributable amount to FHR under this Section 8.1(b)(i) on a going forward basis and after any such adjustment to the Base Year Liability, if for any subsequent three (3) consecutive Fiscal Years FHR’s proportionate share (based on its then current Participation Percentage) of the TRS SUB’s federal and state tax income liability exceeds the then adjusted Base Year Liability by one hundred ten percent (110%) or more, then the Members shall readjust the then current Base Year Liability amount to reimburse FHR for such additional liability in excess of the then applicable Base Year Liability amount on a going forward basis;

(ii)     Second, one hundred percent (100%) to CWI, until CWI has received cumulative distributions pursuant to this Section 8.1(b)(ii) as to have earned (A) from the Effective Date through December 31, 2015, a cumulative (compounded quarterly) annual return of eight and one-half percent (8.5%) on the aggregate amount of Capital Contributions actually made by CWI as of the date such distribution is made; and (B) commencing on January 1, 2016 and thereafter, a cumulative (compounded quarterly) annual return of eight and one-half percent (8.5%) on the aggregate amount of unreturned Capital Contributions actually made by CWI as of the date such distribution is made (collectively, the “CWI Priority Yield”);

(iii)    Third, one hundred percent (100%) to CWI, until CWI has received cumulative distributions pursuant to this Section 8.1(b)(iii) as to have earned cumulative  distributions of One Hundred Thousand Dollars ($100,000) per annum, plus the sum of any accrued and unpaid distributions under this Section 8.1(b)(iii); provided, however, commencing on January 1, 2015, the distributions under this Section 8.1(b)(iii) shall be subordinated (but shall continue to accrue to the extend unpaid) to payment of any incentive management fees to FHR under the Hotel Management Agreement or the HMA Side Letter, as applicable; and

(iv)    Thereafter, sixty-five percent (65%) to CWI, and thirty-five percent (35%) to FHR.

(c)        The Members intend that the Initial Budget and any subsequent Approved Company Budget shall include, as an expense item, such reasonable and customary Company or TRS SUB working capital requirements, which are to be mutually agreed upon by the Members from time to time, and the Members agree that distributions to the Members according to this Agreement will not be made if such distributions have the effect of materially impairing the working capital of the Company and/or TRS SUB; provided, however, the amount of the Reserve as well as the amount of working capital required for the operation of the Hotel are such amounts set forth in the Hotel Management Agreement.  The amount of any Company (as opposed to Hotel) working capital for each Fiscal Year shall be suggested by Managing Member at the time that it presents any draft Company Budget (in accordance with Section 9.2(a)(iv)) each year to the Members.

(d)        Notwithstanding any other provision to the contrary, the Company may withhold from any amount otherwise distributable to the Members any taxes payable by the Company with respect to amounts allocable or distributable to any Member.  Any amounts so withheld shall be paid by the Company to the appropriate taxing authority and shall be treated as amounts distributed to the Member.

8.2       Distributions of Cash from Capital Transactions.  Subject to Section 6.3(d) and Section 8.3, Capital Transaction Proceeds shall be distributed following a Capital Transaction, as follows:

(a)        First, one hundred percent (100%) to CWI, until CWI has received cumulative distributions pursuant to this Section 8.2(a) as to have reduced its Unreturned Capital Contribution Account to zero;

(b)        Second, one hundred percent (100%) to FHR, until FHR, has received cumulative distributions pursuant to Section 8.1(b)(i) and this Section 8.2(b) as to have received cumulative distributions equal to the Base Year Liability per annum (as such amount may be adjusted pursuant to Section 8.1(b)(i)), plus the sum of any accrued and unpaid distributions under Section 8.1(b)(i);

(c)        Third, one hundred percent (100%) to FHR, until FHR has received cumulative distributions pursuant to this Section 8.2(c) as to receive an amount equal to the outstanding balance of the Fairmont Guarantee Reimbursement;

(d)        Fourth, one hundred percent (100%) to FHR, until FHR has received cumulative distributions pursuant to this Section 8.2(d) as to have reduced its Unreturned Capital Contribution Account to zero;

(e)        Fifth, one hundred percent (100%) to CWI, until CWI has received cumulative distributions pursuant to Section 8.1(b)(iii) and this Section 8.2(e) as to have received cumulative distributions of One Hundred Thousand Dollars ($100,000) per annum, plus the sum of any accrued and unpaid distributions under Section 8.1(b)(iii);

(f)        Sixth, one hundred percent (100%) to CWI, until CWI has received cumulative distributions pursuant to Sections 8.1(b)(ii), 8.1(b)(iv), 8.2(a) and this Section 8.2(f) as to have earned a seventeen percent (17%) IRR;

(g)        Seventh, one hundred percent (100%) to FHR, until FHR has received (i) cumulative distributions pursuant to Sections 8.1(b)(iv), 8.2(d) and this Section 8.2(g); and (ii) the payment of any incentive management fees to FHR under the Hotel Management Agreement or HMA Side Letter, as to have earned a seventeen percent (17%) IRR; and

(h)        Thereafter, forty percent (40%) to FHR and sixty percent (60%) to the Members pro rata in proportion to their respective Participation Percentages.

8.3       Distributions/Legal Requirements/No In-Kind Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.  Notwithstanding anything to the contrary contained in this Agreement, there shall be no in-kind distributions of any assets, unless approved by the Members in accordance with Section 9.4.

9.         MANAGEMENT.

9.1       Managing Member.

(a)        Managing Member shall, subject to the limitations set forth in Section 9.3 and 9.4, establish the Initial Budget or any subsequent Approved Company Budget for the Company (as opposed to the operating budget for the Property, which is to be prepared by Operator in accordance with the Hotel Management Agreement), operate the business affairs of the Company, be empowered to set policy for and to make all decisions in respect of the Company and to make all decisions regarding those matters, and to perform any and all other acts or activities incident thereto, in each instance in accordance with the terms of this Agreement and the then current Approved Company Budget.  Managing Member will devote such time, effort and skill to the Business of the Company as Managing Member reasonably deems necessary.  CWI shall serve as Managing Member until its removal, which shall only be permitted upon the earlier of (i) the resignation or voluntary disassociation of Managing Member from the Company; (ii) the judgment or final adjudication (in a procedure described in Section 9.1(b)) of Managing Member as having committed fraud, gross negligence, willful misconduct, theft, misappropriation of funds, and/or a material default in the performance of (or failure to perform) the obligations of Managing Member under this Agreement that causes material harm to the Company; or (iii) the filing by Managing Member of a voluntary petition in Bankruptcy or the failure by Managing Member to cause an involuntary filing of Bankruptcy against Managing Member to be dismissed within ninety (90) days after the filing thereof; (iv) the closing of any purchase of one hundred percent (100%) of CWI’s Membership Interest by FHR pursuant to and in accordance with Section 10.5; or (v) following the delivery of a Response Notice by CWI pursuant to and in accordance with Section 10.5 whereupon CWI elects to purchase one hundred percent (100%) of FHR’s Membership Interest, CWI fails to complete the purchase on or before the Closing Date (other than as a result of FHR’s default)(a “CWI Purchase Default”).  Managing Member’s service may not be terminated in any other way.  In the event of fraud, gross negligence, willful misconduct, theft, or misappropriation of funds by Managing Member, FHR shall also have the right to pursue all other rights and remedies with respect to actual losses (but not consequential or speculative losses) suffered or incurred by the Company or FHR as a result thereof.  Upon the removal of CWI as Managing Member pursuant to any of clauses (i), (ii), (iii), (iv) or (v) of this Section 9.1, FHR shall become Managing Member.

(b)        If FHR believes that Managing Member has committed fraud, gross negligence, willful misconduct, theft, misappropriation of funds or a material default in the performance of (or failure to perform) the obligations of Managing Member under this Agreement that causes material harm to the Company, FHR may deliver written notice to Managing Member setting forth in reasonable detail the basis for that determination and, if CWI does not resign as Managing Member, submit the same to arbitration pursuant to Section 9.9.  Following a decision or judgment of the arbitrator(s) that Managing Member committed fraud, willful misconduct, theft, misappropriation of funds or a material default in the performance of (or failure to perform) the obligations of Managing Member under this Agreement that causes material harm to the Company, such Managing Member shall be automatically removed as Managing Member.  During the period from the delivery of written notice to Managing

Member that Managing Member has committed fraud, gross negligence, willful misconduct, theft, misappropriation of funds or a material default in the performance of (or failure to perform) the obligations of Managing Member under this Agreement that causes material harm to the Company, until the final determination of the arbitrator, the authority of Managing Member shall be suspended, and the unanimous approval of the Members shall be required for any payments or other actions to be taken by Managing Member hereunder.

9.2       Duties and Responsibilities of Managing Member.

(a)        Except as set forth in Sections 9.3 and 9.4, or as otherwise expressly delegated by Managing Member or TRS SUB to the Operator pursuant to the terms of the Hotel Management Agreement, Managing Member shall be responsible for, and is hereby authorized to perform the following acts to the extent necessary to carry out the business affairs of the Company under this Agreement:

(i)         Protect and preserve the titles and interests of the Company with respect to any assets owned directly or indirectly by the Company including, without limitation, the Hotel;

(ii)        Pay all property taxes and assessments, ground rents, rents and other impositions applicable to the Hotel and/or such other assets owned by the Company;

(iii)       Execute and/or modify the Approved Contracts on behalf of the Company;

(iv)       Each Fiscal Year, commencing with the Fiscal Year beginning on January 1, 2014, prepare an annual business plan and budget for the Company setting forth a summary of expenses for the operation and administration of the Company and the TRS SUB (the “Company Budget”).  Each draft budget shall be delivered to FHR (or the Members, in the event that CWI is removed as Managing Member) not later than November 1 of each Fiscal Year and shall be subject to the objection by the Members to the extent of any portion thereof would be an unreasonable expenditure of the Company; provided, however, that FHR shall have no right to object to any portion of the Company Budget, which represents an expenditure or expenditures necessary in the sole, but good faith discretion of CWI to maintain or operate the Company or TRS SUB, subject to the terms of Sections 5.5 and 5.6, in accordance with Applicable Law.  Subject to the immediately preceding proviso, if the Members shall object to any portion of the proposed Company Budget, the Members shall specify with the reasons for its disapproval within five (5) Business Days following the Member’s receipt of the proposed Company Budget and Managing Member shall, after consultation with the Members, submit to the Members a new proposed Company Budget or appropriate portion thereof within ten (10) days after the date of the Members disapproval of the same.  The same procedure shall be followed until the Members no longer have any objection to the Company Budget as provided above, except that the Members shall have three (3) Business Days to respond with particularity to Managing Member’s resubmittal.  Until such time as the Members have no objections to the new proposed Company Budget as aforesaid, the portion approved shall become immediately effective, and the Approved Company Budget for the previous Fiscal Year shall remain in effect with respect to the portion of the Company Budget subject to objection.  Once the Company Budget is approved by FHR, it shall be the “Approved Company Budget” for the Company for the Fiscal Year in question;

(v)     Make payments approved under the Initial Budget or any subsequent Approved Company Budget (each bank or other institution with which any account of the Company is maintained shall specifically recognize the right of Managing Member to add or delete the signature rights of any of the Members; provided, however, the foregoing shall not apply to any and all bank accounts maintained with respect to the operation of the Hotel, which shall be subject to the terms of the Hotel Management Agreement);

(vi)    Supervise the performance of and under the Loan Documents and any agreements or contracts approved as part of the Initial Budget and each subsequent Approved Company Budget (the “Approved Contracts”); provided, however, if CWI is removed as Managing Member pursuant to the provisions hereof, then a successor Managing Member shall take no action and shall have no rights to act on behalf of Owner under the Hotel Management Agreement to the extent such rights are expressly reserved by CWI pursuant to Section 9.5;

(vii)   Obtain and maintain any and all requisite permits, licenses or entitlements necessary for the operation of the Company;

(viii)  On behalf of the Company, maintain complete and accurate books of the Company and the TRS SUB, showing all receipts and expenditures, assets and liabilities, Profits and Losses and all other records necessary for recording the Company’s and the TRS SUB’s business and affairs (the books of the Company and the TRS SUB shall be kept on the accrual basis in accordance with the Uniform System for companies of similar size, type, quality and business operations as the Company or the TRS SUB, as applicable, and shall be open to inspection and examination by each Member at all reasonable times);

(ix)    Prepare financial statements of the Company and the TRS SUB and/or, if requested by any Member, cause audited financial statements of the Company and the TRS SUB to be prepared (the cost of which shall be paid by the Company), including, without limitation, financial statements in compliance with the requirements, procedures and terms applicable to the Company pursuant to and in accordance with Section 12.3 (but applied to the Company and the TRS SUB); and

(x)     Maintain insurance for the Company and the TRS SUB in accordance with Section 12.6 and the terms of the Hotel Management Agreement.  Managing Member shall obtain quotes for the insurance coverages appropriate for the activities being conducted at the Hotel from time to time, and prior to the expiration or renewal of any coverages then in effect, with the intention that the insurance obtained and maintained shall be the most favorable to the Company and the TRS SUB, as reasonably determined by Managing Member.

(b)        Necessary Time.  Managing Member and its senior management will devote such time, effort and skill to the business of the Company and the TRS SUB (or to the business of the Company and the TRS SUB owning the Hotel) as is reasonably necessary to discharge its duties under this Agreement.

(c)        Asset Management.  CWI Lodging Advisors, LLC shall, from time to time, at no additional cost or expense to the Company or any of the Members, provide customary asset management services to the Company related to the Hotel to the extent CWI Lodging Advisors, LLC believes necessary in its sole discretion.

(d)        Affiliate Transactions.  In performing its obligations under this Agreement, Managing Member from time to time may use the services of one or more Affiliates, provided that Managing Member shall fully disclose such affiliation to or interest in such transaction to the Members and neither Managing Member nor any such Affiliates shall be entitled to any additional fee, charge or other amount payable other than such amount set forth in Section 8.1(b)(ii).  In the event

Managing Member has entered into any agreement with an Affiliate, Managing Member shall promptly notify the Members of any change in the direct or indirect ownership of such Affiliate; provided, however, that in the event that such transfer results in the applicable Person no longer qualifying as an Affiliate, the respective agreement with the Affiliate will immediately terminate (without penalty) as of the date of such transfer.

9.3       Actions by Managing Member.

(a)        In addition to the duties and responsibilities of Managing Member described in Section 9.2, Managing Member may, without the prior consent of the Members, but nevertheless subject to Section 9.4 and the limitations of this Section 9.3 and the Hotel Management Agreement, take any and all actions necessary to carry out the business affairs of the Company under this Agreement, and operate the Company and the TRS SUB as determined by Managing Member in its sole, but good faith discretion including, but not limited to, the following:

(i)         In accordance with the Initial Budget and any subsequent Approved Company Budget, take any action to approve or consent to any binding agreements or contracts (whether written or oral) including, without limitation, any acquisitions, development plans, budgets, or capital improvements;

(ii)        In accordance with the Initial Budget and any subsequent Approved Company Budget or as otherwise permitted under this Agreement, retain or employ, and coordinate the services of, any employees, supervisors, architects, engineers, general contractor, property manager, attorneys, and other persons (but expressly excluding accountants) to carry out the business of the Company and the TRS SUB;

(iii)       In accordance with the Initial Budget or any subsequent Approved Company Budget, enter into any contract in the name of or for the benefit of the Company and/or the TRS SUB;

(iv)       Acquire any real or personal property for the Company or the TRS SUB, to the extent expressly authorized pursuant to the Initial Budget or any subsequent Approved Company Budget or as otherwise permitted under this Agreement, and sell or dispose any personal property in the ordinary course;

(v)        In accordance with the Initial Budget and any subsequent Approved Company Budget (or as may be permitted under Section 9.4(a)(ii)), incur any indebtedness of the Company or the TRS SUB or become liable as an endorser, guarantor, surety, or otherwise for any debt obligation or undertaking of any other Person, so long as such indebtedness is: (A) unsecured indebtedness of any kind other than trade debt incurred under the following clause (B); (B) trade debt incurred in the ordinary course of business not to exceed the amounts set forth in the Initial Budget or any subsequent Approved Company Budget or, if not included therein, Fifty Thousand Dollars ($50,000) with respect to any individual expense or related group of expenses or Two Hundred Thousand Dollars ($200,000) in the aggregate of all such expenses in any Fiscal Year; and (C) endorsements for deposit or collection of checks, drafts and similar instruments received by the Company in the ordinary course of business;

(vi)       Subject to the terms of Section 10.4 and the terms of the Hotel Management Agreement, sell, transfer, or otherwise dispose of any of the assets of the Company at any time, (A) so long as expressly authorized pursuant to the Initial Budget or any subsequent Approved Company Budget; or (B) so long as the sale or disposal of personal property is in the ordinary course (i.e., at the end of such asset’s useful life or as required to be replaced under the Hotel Management Agreement);

(vii)      Retain legal counsel for the Company, the Hotel in connection with any matter involving an uninsured claim involving a dispute of Two Hundred Thousand Dollars ($200,000) or less;

(viii)     Initiate any litigation of Two Hundred Thousand Dollars ($200,000) or less on behalf of the Company or undertake any course of defense in connection with any litigation brought against the Company, or settle any litigation concerning the Company;

(ix)       Settle any insurance claim on behalf of the Company in an amount of Two Hundred Thousand Dollars ($200,000) or less;

(x)        In accordance with the Initial Budget or any subsequent Approved Company Budget or as otherwise permitted under this Agreement, engage the services of any Person, so long as such engagement has a term no longer than thirty (30) days, or a right to terminate (without penalty) upon not more than thirty (30) days’ notice;

(xi)       Amend, modify or otherwise change leasing parameters (subject to the terms of the Hotel Management Agreement);

(xii)      Approve any changes to the FF&E reserve contributions (subject to the terms of the Hotel Management Agreement) and any other reserves;

(xiii)     Subject to the terms of the Hotel Management Agreement, approve or effectuate any program of insurance for the Company or the TRS SUB, the Hotel or any of the foregoing; and

(xiv)     Make investments in the name of the Company or the TRS SUB in the ordinary course of business as permitted hereunder.

The Members have the right to reasonably request from time to time information and details regarding any actions taken by Managing Member that are permitted without the consent of the Members (including, but not limited to, FHR) in accordance with this Section 9.3, provided that such information is within the reasonable control or possession of Managing Member (provided that Managing Member shall not be obligated to provide written reports with respect thereto).

9.4       Approval by Members.

(a)        Notwithstanding anything to the contrary set forth herein, subject to Section 5.5, neither Managing Member nor any of the other Members may take any of the following actions (the “Member Decisions”) without the prior unanimous written approval of each of the Members:

(i)         Acquire any real or personal property for the Company or the TRS SUB, except as expressly authorized to acquire pursuant to the Initial Budget or any subsequent Approved Company Budget or this Agreement;

(ii)        Incur any secured indebtedness of the Company or the TRS SUB or become liable as an endorser, guarantor, surety or otherwise for any secured debt obligation or undertaking of any other Person; provided, however, upon the expiration of the FHR Guaranty, FHR’s approval shall not be required if the Lender is a third party institutional lender and the amount of the Loan (including any mezzanine debt, provided, that no such mezzanine debt may be structured as preferred equity or as participating equity mezzanine loan) is no more than 85% (or, if CWI or its Affiliate, is not then the Managing Member, eighty percent (80%)) of the fair market value of the Property (with such fair market value as determined by the Lender) at the time of financing; provided, further, the foregoing percentage of fair market value limitation shall not prevent the Company’s ability to refinance any pre-existing Loan and pay the cost and expense thereof (subject to the other conditions set forth herein); provided, finally, in all instances, the terms and conditions of the Loan Documents shall permit the exercise of the Member’s rights set forth in Sections 10.3, 10.4 and 10.5;

(iii)       Issue guaranties on behalf of the Company or the TRS SUB in connection with any indebtedness;

(iv)       Commence or take any action in the name of, for or on behalf of either TRS SUB relating in any way to a Bankruptcy;

(v)        Dissolve or liquidate the TRS SUB;

(vi)       Admit an additional shareholder to the TRS SUB;

(vii)      Cause the formation of any corporation or other subsidiary entity owned or controlled by the Company or the TRS SUB;

(viii)     Take any action or otherwise exercise any right of the Company in the Company’s capacity as a shareholder of the TRS SUB, except to the extent that Managing Member is expressly authorized pursuant to Section 9.3 to take any such action without the approval of all of the Members of the Company; provided, however, any voting rights of the Company in its capacity as shareholder of the TRS SUB shall require the unanimous written approval of the Members;

(ix)       Take any action or omit to take an action that requires the unanimous consent of all of the board of directors of the TRS SUB in accordance with governing documents or bylaws of the TRS SUB;

(x)        Make investments in the name of the Company or the TRS SUB or with any Company and/or TRS SUB funds;

(xi)       Commence or take any action in the name of, for or on behalf of the Company relating in any way to a Bankruptcy;

(xii)      Dissolve or liquidate the Company or the TRS SUB except as expressly required or permitted pursuant to Section 11;

(xiii)     Admit an additional Member to the Company except as otherwise permitted pursuant to Section 10;

(xiv)     Amend, modify, or otherwise change the Business of the Company or the TRS SUB;

(xv)      Amend the Certificate or this Agreement;

(xvi)                  Amend, modify or otherwise change the bylaws or other organizational documents or the business of the TRS SUB;

(xvii)              Knowingly, willfully, affirmatively or in bad faith take any action or omit to take any action that would cause the Company and/or any of its Members to incur any material liability under any recourse guaranty or any other guaranty or indemnity or that would violate any material affirmative or negative covenant or other material provision of any document evidencing or securing the Loan or other material agreement binding on the Company or the Property;

(xviii)          acquire any real or personal property or interest therein or on behalf of the Company other than non-material personal property in the ordinary course of business and as otherwise consistent with the Initial Budget or any subsequent Approved Company Budget or this Agreement;

(xix)                  Voluntarily agree or enter into any conditions or restrictions in connection with the zoning or entitlements applicable to the Property;

(xx)                      Except as permitted by Section 9.2(d), enter into any contract, lease, agreement or other arrangement with any Affiliate of CWI;

(xxi)                  Make a distribution of any Distributable Cash from Operations or Capital Transaction Proceeds in contravention of this Agreement;

(xxii)              Establish a condominium, cooperative or other comparable ownership regime with respect to the Property or any portion thereof or enter into any of the documents or agreements in connection therewith;

(xxiii)          Effect a merger, conversion, consolidation or other reorganization of the Company;

(xxiv)          Enter into a settlement agreement or a material mediation relating to environmental matters;

(xxv)              File any voluntary petition under Title 11 of the United States Code, the Bankruptcy Act, or seek the protection of any other Federal or State bankruptcy or insolvency law or debtor relief statute or consenting to the institution or continuation of any involuntary bankruptcy proceeding or the admission in writing of the inability to pay debts generally as they become due; or the making of a general assignment for the benefit of creditors;

(xxvi)          Grant any general power of attorney or other unlimited authority to act on behalf or in the name of the Company; or

(xxvii)      Appoint any officers or authorized agents of the Company or TRS SUB (other than those acting as officers or authorized agents of Managing Member).

(b)                              Except as otherwise expressly set forth in this Agreement, any approval, consent, agreement, or exercise of judgment or other determination to be made by Members with respect to a Member Decision may be withheld in such Member’s sole, but good faith discretion; provided, however, the Members further agree that during the period commencing on the Effective Date through the expiration of the Sale Lockout Period, no Member shall have the right or authority to initiate in any manner, enter into any agreement or otherwise commit on behalf of the Company to sell or otherwise dispose of any direct or indirect interest in the Hotel or the Company (including, without limitation, assigning, transferring or selling the Operating Lease to any Person other than a Subsidiary of the Company).

9.5                            Hotel Management.  The Members hereby acknowledge and agree that, notwithstanding the terms and conditions of this Agreement to the contrary (including, but not limited to, the Sections 9.1 – 9.4), (a) so long as the manager of the Hotel (“Operator”) is an Affiliate of FHR, FHR shall have no right to make decisions and/or exercise the rights and/or take any action or omit to take any action, and/or negotiate any amendments on behalf of any counterparty under the Hotel Management Agreement (subject to all limitations and obligations on the part of “Owner”); (b) the TRS SUB (at the direction of CWI) shall have all of the foregoing rights as well as the right to enforce and/or terminate the Hotel Management Agreement pursuant to the respective terms thereof (including, without limitation, the unilateral right to extend the term of or terminate the Hotel Management Agreement and/or any major decisions triggered by terms and conditions of the Hotel Management Agreement); and (c) FHR shall have no right directly or indirectly to vote on or influence any such matters (in avoidance of doubt, in no event shall FHR, in its capacity as a Member of the Company, have the right to prevent or interfere with the exercise of Managing Member’s rights under Section 9.2 and Section 9.3 to the extent “Owner” had the right to do so under the Hotel Management Agreement unless Managing Member is expressly prohibited from doing so under the limitations of Section 9.4 of this Agreement (e.g., if “Owner” under the Hotel Management Agreement had the right to undertake ROI Capital Improvements (as defined in the Hotel Management Agreement) with the consent of Manager under the Hotel Management Agreement, FHR shall not have the right to prevent or otherwise interfere with or approve or consent to the undertaking of such ROI Capital Improvements under Section 9.2 or Section 9.3 or otherwise under this Agreement unless prohibited under Section 9.4 of this Agreement, provided that in no event shall FHR have any obligation to contribute any additional Capital Contribution in connection therewith)).  Upon any termination of FHR or any Affiliate of FHR as Operator, FHR shall have the right to vote on decisions on behalf of the Company or the TRS SUB as “Owner” under the Hotel Management Agreement, and TRS SUB shall promptly select a bona fide third party as a replacement Operator (provided that FHR shall not be entitled to vote or influence such selection which shall be made by TRS SUB in its sole but reasonable discretion).

9.6                            Remuneration of Members and their Affiliates.  Except as expressly permitted under this Agreement, including, without limitation, such reasonable and customary out-of-pocket costs as may be incurred by an Affiliate of either Member, as applicable, in connection with performing accounting functions or otherwise maintaining the books and records of the Company pursuant to Section 12 the TRS SUB provided that such costs are set forth in the Initial Budget or any subsequent Approved Company Budget, no Member (or their Affiliate) shall be entitled to any fees, commissions, payments or other remuneration for any services rendered to or for the Company or be reimbursed for any overhead expenses (including, without limitation, rent, utilities, property taxes, insurance premiums, general administrative expenses, salaries or other compensation to employees, etc.) of any Affiliate of such Member; provided, however, other than Operator’s legal expenses related to negotiation of the Hotel Management Agreement (which shall be at the sole cost and expense of Operator without being reimbursable hereunder or otherwise), Managing Member, a Member, or an Affiliate of a Member may be reimbursed for third-party out-of-pocket costs and expenses, at cost, without mark-up or profit, reasonably incurred in connection with performing its duties under this Agreement (which third-party cost shall include, but shall not be limited to, reasonable travel expenses to be governed by a travel policy to be agreed upon between the Members) provided that such costs are set forth in the Initial Budget or any subsequent Approved Company Budget.

9.7                            Member Approval.  No annual or regular meetings of the Members are required to be held; provided, however, any Member shall have the right to call a meeting, on not less than ten (10) days’ prior notice, which meeting may be in person or by teleconference.  In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act.  Unless otherwise provided in this Agreement, approval of the Members shall mean the unanimous written approval of the Members.

9.8                            Liquor License.  Members acknowledge that an Affiliate of FHR is the current holder of the licenses, consents or other approvals required by the California Department of Alcoholic Beverage Control (the “ABC”) or required by the City of Sonoma or otherwise that may be necessary for the Company or the TRS SUB to obtain a liquor license at the Hotel (the “Liquor Licenses”).  The determination to transfer or obtain new Liquor Licenses shall be a Member Decision; provided, however, CWI may elect at any time to cause the Company or TRS SUB to apply for the Liquor Licenses by taking any and all actions and filing all necessary applications and/or disclosure forms or other information required by the ABC or the City of Sonoma in connection with obtaining the Liquor Licenses; provided, further, if (a) the application and/or disclosure process is impossible or creates an unreasonable and/or impractical burden on the Members or their respective constituent members, partners, shareholders or other direct and indirect owners thereof (including, without limitation, requiring disclosures or applications from any Person having a direct interest in the REIT and/or any executives or board members of CWI); or (b) the Company or TRS SUB is unable to obtain or subsequently loses any Liquor Licenses, which in any case arises because of a Member’s or its Affiliate’s inability to obtain qualification or the necessary licenses, consents or other approvals required by the ABC, then in either event and in the sole but good faith discretion of Managing Member, the Company shall form a wholly owned subsidiary or other affiliated ownership structure controlled by one or more of the Members or their respective Affiliates (“LiquorCo”) that will apply for and hold the Liquor License(s) in lieu of the Company and the Company will enter into an agreement with LiquorCo that will permit the sale of liquor at the Hotel, to the extent legally permissible and on reasonable terms and conditions.

9.9                            Dispute Resolution.

(a)                               In the event that the Members are unable to mutually agree on any dispute which expressly provides for resolution under this Section 9.9, such dispute shall be settled as follows:

 (i)                              The Members shall work together in good faith and a spirit of mutual cooperation to attempt to resolve the applicable arbitrable dispute for a period of ten (10) business days after notice from one Member to the other referencing this Section 9.9(a)(i) (the “Discussion Period”); and

(ii)                              If within the Discussion Period the Members fail to resolve the applicable arbitrable dispute, then either Member may promptly thereafter file an arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and upon the issuance of a judgment on the award rendered by the arbitrator(s) thereunder, such judgment may be entered in any court having jurisdiction thereof.  All arbitration proceedings and hearings shall occur in New York, New York.

For avoidance of doubt, any failure by either Member to approve a Member Decision shall not constitute a dispute for which arbitration under this Section 9.9 is available.

(b)                              Within ten (10) days after the commencement of arbitration, the parties shall attempt to mutually agree upon a single person to act as arbitrator.  If the parties cannot agree on a single arbitrator within such ten (10) day period, then, within twenty (20) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within five (5) days of their respective appointment.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American

Arbitration Association.  Should this selection procedure fail for any reason, the arbitrators shall be appointed as provided in the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator(s) selected should be competently knowledgeable in the subject matter of the dispute, and in all instances experienced in disputes relating to the ownership of luxury hotels.

(c)                               The arbitrator(s) may award reasonable attorneys’ fees and expenses to the prevailing party, if a prevailing party, if any, can be reasonably identified.  The arbitrator(s) shall make its/their determination in accordance with the laws of Delaware.  The arbitrator(s) shall make specific, written findings of fact and conclusions of law.

(d)                              A party may apply to the arbitrator(s) seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  A party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitration tribunal (or pending the arbitration tribunal’s determination of the merits of the controversy).

(e)                               Each party to this Agreement agrees that it may be joined as an additional party to an arbitration involving other parties to this Agreement.  If more than one arbitration is begun under this Agreement and any party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the arbitrator(s) selected in the first-filed of such proceedings shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those arbitrator(s).

(f)                                The filing of an arbitration proceeding by any Member shall not at any time (i) prohibit, limit or otherwise adversely affect the rights of either Member to deliver a Buy-Sell Notice and exercise its rights under Section 10.5 or (ii) prohibit or otherwise adversely affect the rights of any Member to initiate and close a Transfer, right of first offer, buy-sell, or any other rights under Section 10.

9.10                    Execution of Documents.  Except as otherwise expressly set forth in this Agreement (including, but not limited to, Sections 9.3 and 9.4), each check, contract, deed or act of sale or similar conveyance document, lease, promissory note, mortgage, escrow instruction, bond, release or any other documents of any nature whatsoever, in any way pertaining to the Company or the TRS SUB shall be signed by Managing Member or the person or persons designated from time to time by Managing Member; provided, however, the Members agree and acknowledge that CWI shall have the sole authority to have signing authority and execute all documents on behalf of “Owner” with respect to all matters under the Hotel Management Agreement.

9.11                    Liability/Indemnification.

(a)                               Except as expressly provided otherwise in this Agreement, Managing Member, and its respective Affiliates, and their respective partners, members, shareholders, other principals, directors, officers, employees, agents and other representatives (collectively, the “Managing Parties”) shall not be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act performed by them within the scope of the authority conferred upon them by this Agreement, except for fraud, willful misconduct or gross negligence.  The Company shall, out of Company assets (but not the assets of any Members), indemnify and hold the Managing Parties harmless for any act performed by them which the Managing Parties believed in good faith to be within the scope of the authority conferred upon them, except for fraud, willful misconduct and/or gross negligence.  Except to the extent that any Member incurs loss or damage caused by fraud, willful misconduct or gross negligence, the Company shall, out of Company assets (but not the assets of any Members and without any obligation to make any Capital Contribution to the Company), indemnify and hold the Managing Parties, the FHR Parties and the CWI Parties harmless from and against any personal loss or damage incurred by them arising from any act performed by them for and on behalf of the Company or the TRS SUB or arising out of any business of the Company or the TRS SUB.

(b)                              An indemnitee (an “Indemnitee”) who desires to make a claim against the Company under this Section 9.11 shall notify the Company of the claim, demand, action or right of action which is the basis of such claim within twenty (20) calendar days of discovering such claim, and shall give the Company a reasonable opportunity to participate in the defense thereof.  Failure to give such notice shall not affect the Company’s obligations hereunder, except to the extent of any actual prejudice resulting therefrom.

9.12                    TRS SUB Directors.

(a)                               The Members acknowledge that the initial directors of the TRS SUB are, on behalf of CWI, Michael Medzigian, Gil Murillo and Patrick Vyncke, and on behalf of FHR, Michele Wimpling.  Notwithstanding any other provision of this Agreement, for so long as (a) CWI maintains an indirect ownership interest in the TRS SUB of at least sixty percent (60%) or greater, CWI shall have the right to appoint three-quarters (3/4) of the number of directors of the TRS SUB at every meeting of the stockholders of the TRS SUB, and on every action or approval by written consent of the stockholders of the TRS SUB, CWI shall have the right to cause the Company to nominate three-quarters (3/4) of the number of directors of the TRS SUB; and (b) FHR maintains an indirect ownership interest in the TRS SUB, FHR shall have the right to appoint one-quarter (1/4) of the number of directors of the TRS SUB at every meeting of the stockholders of the TRS SUB, and on every action or approval by written consent of the stockholders of the TRS SUB, and the Company shall so nominate and vote (or cause to be voted) or provide consent (or cause consent to be provided) with respect to its shares of stock in the TRS SUB for the nominees designated in this Section 9.12; provided, however if CWI is removed as Managing Member pursuant to Section 9.1, then FHR (as the new Managing Member) shall have the right to appoint three-quarters (3/4) of the number of directors of the TRS SUB and CWI shall have the right to appoint only one quarter (1/4) of the number of directors of the TRS SUB.  If at any time a Member’s Participation Percentage is less than sixty percent (60%) and greater than forty percent (40%), such Member shall have the right to appoint only one-half (1/2) of the numbers of directors of the TRS SUB (and for avoidance of doubt, if FHR holds greater than 60%, FHR shall have the right to appoint three-quarters (3/4) of the number of directors of the TRS SUB and CWI shall have the right to appoint only one quarter (1/4) of the number of directors of the TRS SUB).  CWI and FHR shall have the right to cause the Company to vote to replace any of their respective representatives, in their sole and absolute discretion, at any time by delivering written notice to the Managing Member setting forth the identity of such replacement director, provided that each director of the TRS SUB shall hold office until a successor is elected and qualified or until such appointed director resigns or is removed.  The Members and the Company shall not enter into any agreement, arrangement or understanding inconsistent with the foregoing.

(b)                              Subject to Section 5.5, the Company shall vote or cause to be voted all of its shares of stock in the TRS SUB or take any other action necessary for the removal of any member of the board of directors of the TRS SUB upon the request of the Member then entitled to nominate such member to the board of directors as set forth in Section 9.12(a) above, and for the election to the board of directors of an individual designated by such Member in accordance with the provisions hereof.  The Company shall vote all of its shares of stock in the TRS SUB in such manner or take any other action as shall be necessary or appropriate to ensure that any vacancy on the board of directors occurring for any reason shall be filled only in accordance with the provisions of this Section 9.12(b).

9.13                    Company Guaranty.  The Members acknowledge and agree that in connection with any financing or refinancing of the Hotel, Lender may require one or more Members or their Affiliates (as applicable, “Company Guarantor”) to provide certain guaranties in connection with obtaining the Loan including, without limitation, a completion guaranty, an environmental indemnity and a non-recourse carve-out guaranty or such other guaranty(ies) required by such Lender (collectively, the “Company Guaranties”).  The Members acknowledge that Carey Watermark Investors Incorporated, a Maryland corporation, is the initial Company Guarantor in connection with Loan.  In connection with any other Company Guaranties required by Lender a creditworthy Affiliate of the then Managing Member shall provide such Company Guaranties and for so long as CWI is the Managing Member then in no event shall FHR or any Affiliate of FHR have any obligation to provide or enter into any such Company Guaranties.   If demand is made on the Company or any Company Guarantor providing a Company Guaranty for payment or performance under any Company Guaranty, then the Person receiving such demand shall immediately forward copies of such demand to each Member and the other guarantors of the same or a related obligation, if any.  If a claim arises under any of the Company Guaranties that results from a Neutral Event, each Member shall be liable to Company Guarantor for their pro rata share of the total liability incurred thereunder (based on each Member’s respective Participation Percentage at the time of such loss) and each Member hereby indemnifies and agrees to hold Company Guarantor harmless from and against any claim that Company Guarantor may sustain or incur as a result of such claim.  If a FHR Causation Event should occur, then FHR shall be solely liable for any and all claims made by Lender as a result of such FHR Causation Event and FHR shall indemnify and agrees to hold Company Guarantor, the Company and CWI (and its Affiliates) harmless from and against any claim that such indemnified party may sustain or incur as a result of such claim made by Lender as a result of such FHR Causation Event.  If a CWI Causation Event should occur, then CWI shall be solely liable for any and all claims made by Lender as a result of such CWI Causation Event and CWI shall indemnify and agrees to hold Company Guarantor, the Company and FHR (and its Affiliates) harmless from and against any claim that such indemnified party may sustain or incur as a result of such claim made by Lender as a result of such CWI Causation Event.  For avoidance of doubt, in the event that either Member funds any amount in connection with a Neutral Event, then at such Member’s election, such contribution shall either by funded as a Deficit Loan pursuant to Section 6.3(d) or an Additional Capital Contribution to the Company equal to the amount so paid which shall be treated in the same manner as a Capital Contribution made pursuant to Section 6.3(c) (and such Member’s capital account and Participation Percentage shall be adjusted accordingly, provided, however, there shall be no punitive dilution of the other Member’s Participation Percentage) ; provided, however, if either FHR or CWI, as applicable, funds any amount as the result of a FHR Causation Event or CWI Causation Event, respectively, such Member shall not receive any credit for any Capital Contribution made in connection therewith.  In the event that either Member fails to fund any amounts as required under this Section 9.13, then, in additional to all other rights and remedies that Company Guarantor or the applicable Member may have on account thereof (under this Agreement or otherwise at law or in equity), if the other Member funds all or any portion of the non-funding Member’s obligations under this Section 9.13, then the funding Member shall be deemed to have made a Deficit Loan pursuant to Section 6.3(d), in which event the funding Member shall be deemed the “Contributing Member” and the Member who failed to fund shall be deemed to be the “Non-Contributing Member”.

9.14                    Special Purpose Entity.  This Section 9.14 is being adopted to comply with certain provisions necessary to qualify the Company as a “special purpose” entity and in connection therewith, notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, until such time as the outstanding principal balance of the Loan has been paid in full, the Members covenant and agree that the Company has not, and shall not:

(a)                               engage in any business or activity other than (i) the acquisition, development, ownership, leasing and maintenance of the Hotel, and entering into financing for any of the foregoing, and activities incidental thereto and (ii) to own the TRS SUB including all activities incidental thereto;

(b)                              acquire or own any material assets other than the Hotel and its interest in TRS SUB;

(c)                               merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)                              (i) fail to observe its organizational formalities or preserve its existence as an entity duly formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation, and qualification to do business in the State of California, or (ii) without the prior written consent of its lender, amend, modify, terminate or fail to comply with this Section 9.14;

(e)                               own any subsidiary other than TRS SUB or make any investment in, any Person other than TRS SUB without the prior written consent of Lender;

(f)                                commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person or entity, participate in a cash management system (other than pursuant to the Hotel Management Agreement) with any other entity or Person or fail to use its own separate stationery, invoices and checks;

(g)                               incur any indebtedness, other than the indebtedness permitted by its then applicable lender;

(h)                              (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, principals and Affiliates, as the case may be, the Affiliates of a member, general partner or principal of the Company, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements; except for consolidated financial statements which contain a note indicating that the Company’s separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(i)                                  enter into any contract or agreement with any member, general partner, principal or Affiliate of the Company, as the case may be, or any member, general partner, principal or Affiliate thereof other than the Hotel Management Agreement, the Operating Lease, those certain side letters each dated as of the date hereof between FHR and TRS SUB (and excluding any other business management services agreement with an Affiliate, provided that (i) the manager, or equivalent thereof, under such agreement holds itself out as an agent of the Company, and (ii) the agreement meets the standards set forth in the respective loan agreement or other security document of a lender following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of the Company, or any member, general partner, principal or Affiliate thereof;

(j)                                  seek the dissolution or winding up in whole, or in part, of  the Company;

(k)                              fail to correct any known misunderstandings regarding the separate identity of the Company, or any member, general partner, principal or Affiliate thereof or any other Person;

(l)                                  guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person, other than with respect to the obligations set forth in any loan agreement or other security document of a lender or any guaranty of the Hotel Management Agreement;

(m)                          make any loans or advances to any third party, including any member, general partner, principal or Affiliate of the Company, or any member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, general partner, principal or Affiliate (other than TRS SUB);

(n)                              fail to file its own tax returns or be included on the tax returns of any other Person except as required by law;

(o)                              fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by a hotel manager or hotel franchisor, and not as a division or part of any other entity in order not (i) to knowingly and intentionally mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Company is responsible for the debts of any third party (including any member, general partner, principal or Affiliate of the Company or any member, general partner, principal or Affiliate thereof) other than TRS SUB;

(p)                              fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations when there is sufficient cash flow from the leasing of the Hotel to do so;

(q)                              hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of the Company, (ii) any Affiliate of a general partner, principal or member of the Company, or (iii) any other Person;

(r)                                 fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(s)                                pledge its assets for the benefit of any other Person other than with respect to the obligations under any loan agreement or other security document of any lender;

(t)                                  fail to maintain a sufficient number of employees in light of its contemplated business operations;

(u)                              file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of the independent director and of all other managing members;

(v)                              fail to hold its assets in its own name; and

(w)                           have any of its obligations guaranteed by an Affiliate, other than with respect to the obligations under any loan agreement or other security document of any lender.

10.                            RESTRICTIONS ON TRANSFER; NEW MEMBERS.

10.1                    Limitations on Transfers.  Except as set forth in Sections 10.2, 10.3, 10.4 and 10.5, no Member shall for any reason, whether voluntarily, involuntarily or by operation of law, Transfer all or any of such Member’s Membership Interest, without the prior unanimous written consent of the Members.  To the fullest extent permitted by law, any Transfer not expressly permitted in this Agreement shall be null and void and of no legal effect.  A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) unanimous written consent of the Members is given; (ii) such Person executes an instrument satisfactory to Managing Member accepting, assuming and adopting the terms and provisions of this Agreement; and (iii) such Person pays any reasonable expenses in connection with such Person’s admission as a substitute Member.  The admission of a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company unless expressly unanimously agreed to by the Members.

10.2                    Permitted Transfers.  Notwithstanding anything to the contrary set forth in Section 10.1, the Members hereby consent to any Transfer to a Permitted Transferee without being subject to Sections 10.3, 10.4 and 10.5.

10.3                    Indirect Transfers to Non-Affiliates.    Subject to the rights of the Members under Sections 10.4 and 10.5, Transfers of any direct or indirect ownership interests in any Member to a Person that is not a Permitted Transferee (i.e. which would not be permitted under Section 10.2) shall be permitted under this Section 10.3 if and only if (i) there is no change in Control of such Member following such Transfer and the transferee meets the Qualified Transferee Requirements or (ii) the transferee acquires all or substantially all of the assets of such Member’s Parent Company in connection with such Transfer and such transferee meets the Qualified Transferee Requirements.  For avoidance of doubt, no transfer of shares in Carey Watermark Investors Incorporated shall be restricted or otherwise require the consent of or notice to FHR provided that the Carey Watermark Investors Incorporated is publicly traded on a nationally recognized exchange or publicly registered with the Securities and Exchange Commission.

10.4                       Forced Sale and ROFO.

(a)                               At any time after the Sale Lockout Period and subject to the terms and conditions of Section 10.4(b) below and provided that neither Member has exercised its rights under Section 10.5 and/or the effect of such exercise is still pending, either Member shall have the right to unilaterally elect to sell the Property on behalf of the Company.

(b)                              If a Member wishes to cause the Company or the TRS SUB to sell the Property after the Sale Lockout Period, it shall first give a notice to the other Member of its desire to sell the Property and of the price and terms on which it is willing to sell the Property (the “ROFO Sale Notice”).  If the Member not proposing the sale (the “Buying Member”) opposes the sale and wishes to purchase the Property for the price and on the terms proposed by the other Member (the “Sale Member”) in the ROFO Sale Notice, it shall so notify the Sale Member in writing within sixty (60) days after receiving the ROFO Sale Notice of such election.  If the Buying Member delivers a written notice to the Selling Member of its election to purchase the Property in accordance with the terms set forth in the ROFO Sale Notice, then the parties shall proceed with the sale of the Property pursuant to a purchase and sale agreement in substantially the same form as the Purchase Agreement with such changes as noted on Exhibit “H” attached hereto, together with the terms and conditions set forth in this Section 10.4, which terms, for the avoidance of any doubt, shall govern and control in the event of any inconsistency with the Purchase Agreement (the “Buyout PSA”).  The Buyout PSA shall include and address the following items:  (a) an acknowledgement that neither the Company nor the Sale Member shall be required to make any representation with respect to the Property; (b) the obligation of the Buying Member to obtain the absolute release of the Company and the Sale Member (and all Affiliates of the Sale Member) from any post-closing obligations or liabilities under any Guarantees to which the Sale Member or its Affiliates is a party or to which the Sale Member or its Affiliates may be bound, provided that if the Loan Documents do not permit the release of the Sale Member or its Affiliate under any guaranty, then a creditworthy affiliate of the Buying Member may, at either the Sale Member’s or its Affiliate’s option, enter into an indemnity agreement in favor of the Sale Member or any applicable Affiliate of the Sale Member with respect to any obligations or liabilities first accruing from and after the closing; (c) an undertaking by the Buying Member to release the Company and the Sale Member from any obligations or liabilities in any way relating to the Property accruing from and after the closing with respect to the Property, and an indemnity from a creditworthy Affiliate of the Buying Member, reasonably acceptable to the Sale Member, pursuant to which the Company and the Sale Member are indemnified and held harmless from and against any such post-closing obligations or liabilities; (d) an undertaking by the Buying Member to release the Sale Member from any post-closing obligations or liabilities under any cross-indemnity agreements to which either Member are parties; (e) an undertaking by the Buying Member to make a deposit in an amount equal to five percent (5%) of the sale price, no later than ten (10) Business Days following the Buying Member’s written election acquire the Property in accordance with the ROFO Sale Notice (the “Buyout Deposit”); and (f) a closing date not later than ninety (90) days after the date of the Buying Member’s receipt of the ROFO Sale Notice (the “ROFO Closing Date”).  The Buyout PSA shall also provide that (A) time is of the essence with respect to the closing of the sale contemplated herein on or before the ROFO Closing Date; (B) one hundred percent (100%) of the purchase price for the Property shall be payable at the ROFO Closing Date by wire transfer in immediately available funds; (C) notwithstanding any other provisions hereof to the contrary, the Buying Member shall not be required to close on the purchase of the Property in accordance with this Section 10.4 and the Buyout PSA unless the representations and warranties of the Sale Member as set forth in Section 10.7 shall be true and correct as of the ROFO Closing Date, and the Sale Member shall deliver a certificate to such effect to the purchasing party dated as of the ROFO Closing Date; provided, however, that it shall be made clear that as to the condition or prospects for the Company, the Sale Member is selling the Property on an “as-is, where-is” basis; (D) the closing shall be conducted through an escrow agreement established by the Members with a title insurer, and shall take place in California; (E) each Member shall pay one-half of the cost of escrow, together with all of its attorneys’ fees incurred in connection with such buy-sell transaction; (F) the Sale Member shall pay all city, county and state transfer taxes (or other similar taxes) in connection with sale of the Property; and (G) the Buying Member shall pay all sales taxes (if any) due and payable in connection with the sale of the personal property located at or within the Property sold to the Buying Member pursuant to the Buyout PSA and the premium for title insurance and the cost of any title endorsements. The Buying Member may assign its rights under the this Section 10.4, in the whole or in part, to any Affiliate of such Member, provided that no assignment shall relieve the Buying Member from any liability or obligation with respect to such purchase. If the Buying Member defaults under the Buyout PSA in its obligation to close on the Closing Date (other than as a result of the Sale Member’s default or a failure of a condition precedent set forth in the Buyout PSA) (a “Buyout Default”), then (i) the Buyout Deposit shall be forfeited by the Buying Member and shall be paid over to the Sale Member by the institution holding such Buyout Deposit pursuant to the terms of the Buyout PSA; (ii) the Sale Member shall have the right to proceed with the sale of the Property as more particularly described in paragraph (c) below and (iii) the Buying Member shall forfeit its right to any future right of first offer pursuant to this Section 10.4 as a result of such Buyout Default if the Sale Member does not elect to or is unable to sale the Property in accordance with terms of paragraph (c) below to an unaffiliated third party.

(c)                               If for any reason (i) the Buying Member notifies the Sale Member it does not wish to purchase the Property; (ii) the Buying Member fails to timely notify the Sale Member that it wishes to purchase the Property at the price and on the terms required above; or (iii) the Buying Member timely notifies the Sale Member but the purchase and sale of the Property does not close within ninety (90) days after Buying Member’s election to purchase the Property in response to the ROFO Sale Notice for any reason (other than a default by the Sale Member which is not caused by the Buying Member), then the Sale Member shall have the right to cause the Company to enter into a binding agreement for the sale of the Property and/or to cause the Company to sell the Property on the same or better terms as set forth in the ROFO Sale Notice to an unaffiliated third party (i.e. a party that is not an Affiliate) for a purchase price of at least ninety-five percent (95%) of the purchase price set forth in the ROFO Sale Notice pursuant to this Section 10.4; provided, however, if the Sale Member does not cause the Company to enter into a binding agreement to sell the Property to an unaffiliated third party within six (6) months after the Sale Member is permitted by the terms of this Section 10.4 in accordance with terms and requirements set forth above, then the Sale Member shall be required to again comply with the provisions of this Section 10.4 prior to causing the sale of Property pursuant to this Section 10.4.  The Buying Member may structure any purchase by it under this Section 10.4 of all or substantially all of the assets of the Company as a purchase of the Sale Member’s Participation Percentage Interest by paying the Sale Member on the closing date the same amount that it would have otherwise received upon the sale of the Property under the purchase contract and the liquidation of the Company.  Any sale of the Property to an unaffiliated third party pursuant to Section 10.4(c) must be on commercially reasonable terms and conditions (as determined by the Sale Member in its good faith discretion) and must result in (x) the payment in full of all amounts due and owing under the Loan Documents, (y) the release of all liability to any Affiliates of the Company who guaranteed any obligation or liabilities under the Loan Documents of any kind, provided that if the Loan Documents do not permit the release of the Sale Member or its Affiliate under any guaranty, then a creditworthy affiliate of the Buying Member may, at either the Sale Member’s or its Affiliate’s option, enter into an indemnity agreement in favor of the Sale Member or any applicable Affiliate of the Sale Member with respect to any obligations or liabilities first accruing from and after the closing, and (z) the full and unconditional release of the Company and the TRS SUB under the terms and conditions of the Hotel Management Agreement and any and all other agreements therefore executed by the Company for matters first arising and accruing from after the Closing of such sale.

10.5                       Buy/Sell.

(a)                               From and after the expiration of the Sale Lockout Period, and provided that neither member has exercised its rights under Section 10.4 and/or the effect of such exercise is still pending, either Member (the “Offering Member”) may, in its sole and absolute discretion, deliver written notice (the “Buy-Sell Notice”) to the other Member (the “Responding Member”), proposing a Total Value which would be the basis for calculating the applicable price (“Applicable Price”) at which the Offering Member is willing to either (i) sell to the other Member all of the Offering Member’s Membership Interest; or (ii) purchase from the other Member all of the other Member’s Membership Interest.  The Buy-Sell Notice shall be accompanied by a letter or other statement signed by a bank or trust company confirming that the Offering Member has deposited with such bank or trust company an amount equal to five percent (5%) of Total Value (the “Buy/Sell Deposit”).  The Responding Member shall have a period of thirty (30) days after receipt of the Buy-Sell Notice in which to elect, by written notice to the Offering Member (the “Response Notice”), to either (A) purchase all of the Membership Interest of the Offering Member at the Applicable Price; or (B) sell all of the Responding Member’s Membership Interest to the Offering Member at the purchase price that would be payable by the Offering Member if the Responding Member elects to sell all of the Responding Member’s Membership Interest to the Offering Member (the “Responding Member’s Purchase Price”) based on the amount the Responding Member would receive if the assets of the Company were sold for an amount equal to the Total Value, all third party liabilities were repaid and the balance was paid and/or distributed pursuant to Section 8.2.  A Response Notice electing to purchase the Offering Member’s Membership Interest shall include a letter or other statement signed by a bank or trust company confirming that the Responding Member has deposited with such bank or trust company an amount equal to five percent (5%) of Total Value; thereupon, the Buy/Sell Deposit previously made by the Offering Member shall be returned to the Offering Member by the bank or trust company with which the Offering Member shall have deposited the Buy/Sell Deposit.  The sale of the Membership Interests pursuant to this Section 10.5 shall be completed pursuant to a purchase and sale agreement in substantially the same form as the Buyout PSA (and otherwise in accordance with the terms set forth in Section 10.4(b) above, and this Section 10.5. The failure of the Responding Member to timely give a Response Notice shall constitute its election to sell all of its Membership Interest to the Offering Member at the Applicable Price.   Unless otherwise approved in writing by the Members, such purchase and sale shall be consummated within ninety (90) days after the date Responding Member (1) delivers a Response Notice, or (2) if the Responding Member fails to give the Offering Member a Response Notice in accordance with this Section 10.5, is deemed to have elected to sell all of its Membership Interest to the Offering Member (the “Closing Date”).  Time is of the essence with respect to the closing of the sale contemplated herein on or before expiration of such ninety (90) day period.  One hundred percent (100%) of the purchase price for the Membership Interest being sold or purchased shall be payable at the Closing Date by wire transfer in immediately available funds.

(b)                              Notwithstanding any other provisions hereof to the contrary, any purchasing Member shall not be required to close on the purchase of any Membership Interest in accordance with this Section 10.5 unless the representations and warranties of the selling Member as set forth in Section 10.7 shall be true and correct as of the Closing Date, and the selling Member shall deliver a certificate to such effect to the purchasing party dated as of the Closing Date; provided, however, that it shall be made clear that as to the condition or prospects for the Company, the selling Member is selling its Membership Interest on an “as-is, where-is” basis.  If the purchasing Member defaults under the Buyout PSA entered into pursuant to this Section 10.5 in its obligation to close on the Closing Date (other than as a result of the selling Member’s default or a failure of a condition precedent set forth in the Buyout PSA), then (i) the Buy/Sell Deposit deposited by the purchasing Member shall be forfeited by the purchasing Member and shall be paid over to the selling Member by the institution holding such Buy/Sell Deposit; (ii) the selling Member shall have one hundred twenty (120) days to elect to become the purchasing Member and purchase the other Member’s Membership Interest at ninety five percent (95%) of the Applicable Price or the Responding Member’s Purchase Price (as applicable); and (iii) the purchasing Member shall not have a right to give a “buy-sell notice” under this Section 10.5 after its failure to complete the purchase.  All closings shall be conducted through an escrow agreement established by the Members with a title insurer, and shall take place in California.  Each Member shall pay one-half of the cost of escrow, together with all of its attorneys’ fees incurred in connection with such buy-sell transaction.  Either Member purchasing an interest under this Section 10.5 may assign its rights, in the whole or in part, to any Affiliate of such Member, provided that no assignment shall relieve the purchasing party from any liability or obligation with respect to such purchase.

10.6                    Further Assurances.  It is the intent of the Members that, in the event of any closing of a purchase of Membership Interest under this Section 10, the selling or transferring Member shall fully convey, transfer and assign all of its Membership Interest and any rights associated therewith.  Each selling Member agrees that, at any such closing and any time thereafter, upon request of the purchasing Member, the selling Member shall execute, acknowledge and deliver to the purchasing Member and the Company such assignments, conveyances, transfers and other instruments and documents, and perform such other acts, as may be reasonably necessary to fully effect the Transfer of the Membership Interest sold or otherwise being Transferred to such Member.  Any Member acquiring the Membership Interest of the other Member under this Section 10 may designate its Affiliate to take the assignment of the Membership Interest to be Transferred to such Member.

10.7                    Representations and Warranties of the Members.  As of the date of exercise of any rights, and as of the date of closing of any sale of any Member’s Membership Interest pursuant to this Article 10, each of the Members represents and warrants to the Company and the other Members with respect to itself as follows:

(a)                               Such Member is the lawful owner of and has the full right, power and authority to sell, Transfer and deliver such Member’s Membership Interest, which it purports to own, and the sale, Transfer and delivery of such Membership Interest in accordance therewith will Transfer good and marketable title thereto free and clear of all liens, encumbrances, claims or right of the third parties of every kind and nature whatsoever, subject only to the provisions of this Agreement;

(b)                              The Membership Interest owned by such Member has been duly authorized.  There are no existing options, warrants, calls or commitments on the part of any Member or other Person relating to such Membership Interest.  No voting agreements or restrictions of any kind other than those set forth in this Agreement affect the rights of any such Membership Interest or such Member;

(c)                               Such Member has the right and power to enter into this Agreement and this Agreement has been fully executed and delivered and constitutes the valid and binding obligation of such Member.  No consent of any Person not a party to this Agreement and no consent of any Governmental Authority is required to be obtained on the part of such Member in connection with or resulting from the execution or performance of this Agreement; and

(d)                              Any Member selling its Membership Interest under this Section 10 will deliver to the other Member a certificate dated as of the closing date of the applicable sale making the foregoing representations and warranties to such other Member as of the applicable closing date.

10.8                    No Dissolution.  If a Member completes a Transfer of all or any part of its Membership Interest in the Company without complying with the provisions of this Agreement, such action shall not in and of itself cause or constitute a dissolution of the Company.

11.                               DISSOLUTION AND WINDING UP OF THE COMPANY.

11.1                    Dissolution of Company.  The Company shall be dissolved and its affairs wound up upon the happening of any of the following events:

(a)                               The written agreement of all of the Members to dissolve the Company;

(b)                              The occurrence of any event that makes it unlawful, impossible or impractical to carry on the Business for a period of more than six (6) consecutive months;

(c)                               Entry of a judicial decree of dissolution pursuant to Section 18-802 of the Act;

(d)                              The sale of all or substantially all of the Company’s assets unless such sale involves any deferred payment of the consideration for the sale, in which case the Company shall not dissolve until the last day of the calendar year during which the Company receives the balance of the deferred payment; or

(e)                               At the time there are no Members unless the Company is continued without dissolution in accordance with the Act.

11.2                    Winding Up of the Company.

(a)                               Upon dissolution of the Company for any of the events described in subparagraphs (a) through (d) of Section 11.1, the Members shall wind up the affairs and liquidate the assets of the Company, in a manner approved by the Members, as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, when and as received by the Company shall be utilized, paid or distributed in the following order:

  (i)                          First, to creditors, including Members and managers who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members under the Act;

 (ii)                          Second, to establish Company (or TRS SUB) reserves for known and unknown liabilities, provided that any remainder of such withheld amounts shall be distributed to the Members as soon as practicable; and

(iii)                          Thereafter, the balance, if any, to the Members in accordance with Section 8.2.

It is intended that the distributions set forth in this Section 11.2(a) comply with the requirement of Regulations Section 1.704-1(b)(2)(ii)(b)(2) that liquidating distributions be made in accordance with positive Capital Accounts.  However, if the balances in the Capital Accounts do not result in such requirement being satisfied, no change in the amounts of distributions pursuant to this Section 11.2 shall be made, but rather, items of income, gain, loss, deduction and credit will be reallocated among the Members so as to cause the balances in the Capital Accounts to be in the amounts necessary so that, to the extent possible, such result is achieved.

(b)                              If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

(c)                               Upon the approval of the Members, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 11.2 may be distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of Managing Member, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

12.                            BOOKS AND RECORDS; ACCOUNTS AND INSURANCE.

12.1                    Books of Account.  The Members hereby designate CWI to perform, or cause to be performed (at the Company’s cost, but at no compensation to CWI other than as specified in this Agreement), all general and administrative services on behalf of the Company and in pursuance thereof shall maintain complete and accurate books of the Company, showing the Membership Interest of the Members, all receipts and expenditures, assets and liabilities, Profits and Losses and all other records necessary for recording the Company’s business and affairs, including the maintenance of a Capital

Account for each Member.  The books of the Company shall be kept on the accrual basis in accordance with the Uniform System and generally accepting accounting principles, in each instance, for companies of similar size, type, quality and business operations as the Company, and shall be open to inspection and examination by each Member at all reasonable times.  CWI shall, if required by any instruments to which the Company is a party, cause audited financial statements of the Company’s financial condition as required by the applicable instruments.

12.2                       Reports.  CWI  Member shall provide to FHR:

(a)                               as promptly as practicable and in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet of the Company as of the end of such year showing its net worth and containing a statement of each Member’s Capital Account, Capital Contributions and statements of Profit and Loss, Distributable Cash from Operations, Capital Transaction Proceeds and the sources and applications of funds of the Company for such year;

(b)                              promptly upon receipt thereof, one copy of each other report submitted to the Company by the Company’s accountants in connection with any annual, interim or special audit made by them of the books or records of the Company;

(c)                               as promptly as possible following the end of each Fiscal Year (but no later than March 15 of such Fiscal Year), a copy of the Company’s Federal, state and local (if any) returns of income for said Fiscal Year, with Schedule K-1 attached to the Federal return, prepared by the Company’s accountants, together with a statement of such accountants showing the amount of Profits, Losses, capital gain and other items allocable to each Member for Federal, state and local income tax purposes;

(d)                              from time to time and with reasonable promptness, such further information in respect of the business, affairs and financial condition of the Company as any of the Members may reasonably request; and

(e)                               within twenty (20) days following the end of each calendar quarter (a) a statement of the actual expenses incurred, to date for said calendar year by the Company and (b) a summary of projected distributions to the Members in accordance with Section 8 of this Agreement during the then current calendar quarter.

12.3                    Audited Financial Statements.

(a)                               If requested by any Member, the Company shall cause audited financial statements of the Company to be prepared, including, without limitation, financial statements in compliance with any or all requirements of (i) Rule 3-05 and Rule 3-09 of Regulation S-X of the Securities and Exchange Commission; (ii) any other rule issued by the Securities and Exchange Commission and applicable to CWI or Carey Watermark Investors Incorporated; and (iii) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, a Member, in each instance prepared by an accounting firm selected by CWI, within sixty (60) days after Managing Member’s receipt of written request therefor (“Audited Financial Request”).  Such audited statements shall be at the end of the applicable Fiscal Year, prepared in accordance with the Uniform System (or as otherwise determined by CWI) and in accordance with all Applicable Laws of the United States and otherwise in conformance with the Loan Documents in which the Company is a borrower thereto; provided, that in the event of any conflict between the terms of this Section 12.3 and the Loan Documents, the Loan Documents shall control.  Such audited financial statements shall contain a statement of member equity, a balance sheet as of the end of the Fiscal Year, statements of Profit and

Loss and cash flow, a statement of changes in the Capital Accounts and a statement of changes in financial position for the Fiscal Year then ended, and which shall be accompanied by a management letter from the accountant with respect to internal controls of the Company.

(b)                              The Company shall bear the cost of all audit(s).

(c)                               The Members acknowledge that CWI, on behalf of the Company and its Members, as applicable, has commenced an initial audit pursuant to Rule 3-05 of Regulation S-X of the Securities and Exchange Commission prior to the Effective Date and notwithstanding anything to the contrary set forth herein, such costs and expenses in connection with such audit shall be a cost of the Company.

(d)                              The Members agree that CWI shall have the right, in lieu of any Audited Financial Request, to undertake alternative actions that will satisfy any legal or regulatory requirements of a REIT and the Company shall bear the actual out of pocket cost thereof without any profit and in no event in excess of the amount that audited financial statements would have cost.

12.4                    Tax Returns; Tax Elections.

(a)                               The Members hereby designate CWI as tax matters partner (the “Tax Matters Partner”) as defined in Section 6231(a)(7) of the Code, and the Members will take such actions as may be necessary, appropriate, or convenient to effect the designation of such Tax Matters Partner.  The Tax Matters Partner and the other Members shall use their reasonable best efforts to comply with the responsibilities outlined in this section and in Section 6231 of the Code (including any Regulations promulgated thereunder).  The Tax Matters Partner shall promptly furnish the Internal Revenue Service with information, if any, sufficient to cause FHR to be treated as a “notice partner” as defined in Section 6231(a)(8) of the Code.  The Tax Matters Partner shall not bind FHR to a closing agreement or settlement agreement without FHR’s prior written consent.  The Tax Matters Partner shall keep FHR reasonably informed as to the status of any audit of the Company’s tax affairs and as to the status of any other tax proceedings involving the Company.  The Tax Matters Partner shall use its reasonable best efforts to cause to be prepared and shall timely file all Company Tax Returns, shall use its reasonable best efforts to cause the TRS SUB (whether via Managing Member or the Operator) to prepare and timely file all TRS SUB Tax Returns and shall furnish copies thereof to the Members promptly after the filing thereof.  CWI shall cause each of the Company and the TRS SUB to retain a certified public accountant to prepare such Tax Returns and filings and shall provide drafts of any tax returns of the Company and any Schedule K-1s (or state equivalent) to the Members at least ten (10) days before filing for the Member’s review, comments and approval.  The Tax Matters Partner shall file all certificates, notices, statements or other instruments required by law on behalf of the Company and shall cause the TRS SUB to file the same, including all Federal, state and local Tax Returns; provided, however, that the Members (and their accounting firms) shall have the right to review and provide reasonable comments to any such Tax Returns, and the Tax Matters Partner shall consider such comments in good faith, prior to causing such returns to be filed; provided, further, that if the Tax Matters Partner does not accept the proposed changes after good faith discussions, the Members may report inconsistently with the Tax Returns prepared by The Tax Matters Partner so long as such Member discloses such inconsistent position with the Tax Matters Partner before filing such inconsistent Tax Return.

(b)                              Tax Reporting of Transactions Contemplated by Purchase Agreement.  For all tax purposes, the Company and the Members (and their Affiliates) shall treat the transactions contemplated by the Purchase Agreement as a fully taxable sale of the Property by Seller to the Company.  The Company, the Members (and their Affiliates) shall not take any position for tax purposes (whether on a tax return or report, or in a tax audit or proceeding, or otherwise) inconsistent with the foregoing.

12.5                    Bank Accounts.

(a)                               Each Member shall have fiduciary responsibility for the safekeeping and use of all funds of the Company in its immediate possession or control.

(b)                              The funds of the Company shall not be commingled with the funds of any other Person.  In addition, Managing Member shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company.  Managing Member shall not use or permit any other Person to use an account that contains funds of the Company as any central disbursal account for other assets.

(c)                               The bank accounts of the Company shall be maintained in such banking institutions as are approved by the Members (which approval shall not be unreasonably withheld, conditioned or delayed) and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Members may determine.

(d)                              All funds of the Company shall be invested in accordance with the then applicable Approved Company Budget.

12.6                    Insurance.  The Company shall, and shall cause the TRS SUB to, obtain and maintain in full force and effect throughout the term of this Agreement insurance (i) of the types, coverages and amounts set forth on EXHIBIT “F”; (ii) as may be prudent to carry on account of the activities of the Company and TRS SUB from time to time, and which other owners of comparable business operations obtain; and (iii) as may be required under any Loan Documents or other instruments to which the Company and/or the TRS SUB is a party.  Managing Member shall obtain and maintain all such insurance on behalf, and at the expense of, the Company and the TRS SUB, as applicable.  Managing Member shall supply copies of each of the insurance policies obtained under this Section 12.6 to the Company and the Members forthwith upon receipt of the same and of each insurance certificate and premium receipt forthwith upon receiving the same.

12.7                    Accountants.  CWI shall select the accountants for the Company provided that any such accounting firm is a nationally recognized accounting firm among the 10 largest accounting firms in the United States.

13.                            ADJUSTMENT OF BASIS ELECTION.  In the event of a Transfer of any Membership Interest in the Company, or in the event of a distribution of the property of the Company to any Member hereto, the Company shall file an election, in accordance with Section 754 of the Code and applicable Treasury Regulations at the request of any Member, to cause the basis of the Company’s property to be adjusted for Federal income tax purposes, as provided in Sections 734, 743 and 754 of the Code.

14.                            WAIVER OF ACTION FOR PARTITION.  Each of the Members hereby irrevocably waives, during the term of the Company, any right such Member may have to maintain any action for partition with respect to any property of the Company.

15.                            AMENDMENTS.  Amendments to this Agreement are a Member Decision and may be made only if approved in writing by the Members.

16.                            EQUITABLE RELIEF.  The rights granted to the parties hereunder are of a special and unique kind and character, and if there is a breach by any party of any material provision of this Agreement, the other parties would not have an adequate remedy at law.  Therefore, the rights of the parties under this Agreement may be enforced by equitable relief as is provided under the laws of the State of California.

17.                            NOTICES.  Any and all notices, approvals, requests, consents, waivers, demands or other communications permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, request, consent, waiver or demand and shall be delivered (i) personally; (ii) by reputable overnight delivery service; (iii) by registered or certified mail, return receipt requested; or (iv) by facsimile with time- and date-stamped confirmation of receipt (provided, however, that a copy of such notice shall be mailed in accordance with the foregoing clause (ii) promptly after the transmission of such facsimile).  All such notices, requests, consents, waivers or demands shall be deemed delivered, as applicable:

(a)                               on the first (1st) business day on or after the date of the personal delivery;

(b)                              on the first (1st) business day on or after the date of the signed receipt for certified or registered mail;

(c)                               on the next business day for overnight delivery service; or

(d)                              on the first (1st) business day on or after the date of receipt for facsimile.

Notices directed to a party shall be delivered to the parties at the address or facsimile number as set forth below, or at such other address or facsimile number as may be specified by written notice given in conformity with the terms of this Section 17:

If to FHR or the Company, then to:

Fairmont Hotels & Resorts (Maryland) LLC

5 Indian Head Avenue

Indian Head, Maryland 200640

Facsimile No.: (416) 874-2853

Attn.: General Counsel

with copies to:

Fairmont Hotels Inc.

RBC Centre

155 Wellington Street West

Suite 3300

Toronto, Ontario M5V 0C3

Facsimile No.: (416) 874-2853

Attn: General Counsel

And an additional copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Christopher B. Barker

Facsimile No.: (617) 227-8591

If to CWI, then to:

c/o Carey Watermark Investors Incorporated

272 E. Deerpath Road, Suite 320,

Lake Forest, IL 60045

Attention: Michael Medzigian

Telephone No.: 847.482.8600

Email: medzigian@watermarkcap.com

with a copy to:

Paul Hastings LLP

515 S. Flower Street, 25th Floor

Los Angeles, CA 90071

Attention: Rick S. Kirkbride

Telephone No.: 213.683.6261

Email: rickkirkbride@paulhastings.com

Any counsel designated above or any replacement counsel which may be designated by CWI or FHR by written notice to the other Member is hereby authorized to give notices hereunder on behalf of its client.

18.                            LEGAL REPRESENTATION.

18.1                    EACH MEMBER REPRESENTS AND WARRANTS THAT SUCH MEMBER HAS BEEN ADVISED THAT SUCH MEMBER MAY BE REPRESENTED BY COUNSEL OF SUCH MEMBER’S OWN CHOOSING IN THE PREPARATION AND ANALYSIS OF THIS AGREEMENT AND EACH MEMBER HAS CONSENTED TO THE JOINT REPRESENTATION BY COUNSEL FOR ALL MEMBERS IN THE PREPARATION OF THIS AGREEMENT.  EACH MEMBER HAS READ THIS AGREEMENT WITH CARE AND BELIEVES THAT SUCH MEMBER IS FULLY AWARE OF AND UNDERSTANDS THE CONTENTS THEREOF AND THEIR LEGAL EFFECT.

18.2                    Each Member acknowledges that Paul Hastings LLP (the “CWI Law Firm”), represented CWI and/or their Affiliates (collectively, the “CWI Parties”) in the negotiation of this Agreement.  Each Member acknowledges and agrees that while it may benefit derivatively from the CWI Law Firm’s representation of the Company at the request thereof or any Member (with respect to which all parties hereto hereby expressly consent thereto), it is intended that the CWI Law Firm not be conflicted from representing the CWI Parties in connection with any dispute that may arise between the CWI Parties or any other Member (or its Affiliates), and each Member hereby waive any conflict of interest that such representation presents.  In addition, and each Member, on behalf of itself and the owner of any direct or indirect interest in such Member, waives any conflict regarding the CWI Law Firm’s past or future representation of the CWI Parties, and hereby consents to and acknowledges that the CWI Law Firm will in the future represent the CWI Parties, including, without limitation, in connection with any representation which may present a potential or real conflict of interest with each other Member and/or the owner(s) of any direct or indirect interest in such other Member(s).  The foregoing shall not, however, limit or affect the obligations of the CWI Law Firm to keep all attorney/client communications confidential or otherwise to limit any other ethical obligations of the CWI Law Firm to their clients.

18.3                    Each Member also acknowledges that Goodwin Procter LLP (the “FHR Law Firm”), represented FHR and/or their Affiliates (collectively, the “FHR Parties”) in the negotiation of this Agreement.  Each Member acknowledges and agrees that while it may benefit derivatively from the FHR Law Firm’s representation of the Company at the request thereof or any Member (with respect to which all parties hereto hereby expressly consent thereto), it is intended that the FHR Law Firm not be conflicted from representing the FHR Parties in connection with any dispute that may arise between the FHR Parties or any other Member (or its Affiliates), and each Member hereby waive any conflict of interest that such representation presents.  In addition, and each Member, on behalf of itself and the owner of any direct or indirect interest in such Member, waives any conflict regarding the FHR Law Firm’s past or future representation of the FHR Parties, and hereby consents to and acknowledges that the FHR Law Firm will in the future represent the FHR Parties, including, without limitation, in connection with any representation which may present a potential or real conflict of interest with each other Member and/or the owner(s) of any direct or indirect interest in such other Member(s).  The foregoing shall not, however, limit or affect the obligations of the FHR Law Firm to keep all attorney/client communications confidential or otherwise to limit any other ethical obligations of the FHR Law Firm to their clients.

19.                            ATTORNEYS’ FEES.  Should any party hereto institute any action or proceeding at law or in equity to enforce any provision hereof, including an action for declaratory relief or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys’ fees and costs for services rendered to the prevailing party in such action or proceeding.

20.                            INDEPENDENT ACTIVITIES OF MEMBERS.

20.1                    The Members and their respective Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as or similar to the Company’s Business and that might be in direct or indirect competition with the Company.

20.2                    The Members or Managing Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property or any other investment asset or venture, and neither the Company nor the other Members shall have, and each of them hereby expressly waives, relinquishes and renounces any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

20.3                    Notwithstanding anything to the contrary contained in this Agreement or this Section 20.3, if a Member or any Affiliate of a Member is approached by the owner or any representative of the owner of the Sonoma Golf Club regarding a possible sale of, or otherwise given an opportunity to purchase all or any interest in, the Sonoma Golf Club (and its related facilities and businesses) (a “Golf Club Acquisition”), then such Member shall immediately present such opportunity to the other Members as a corporate opportunity of the Company.  Notwithstanding any Member (or any of its Affiliates) being presented with a Golf Club Acquisition opportunity, such opportunity shall be exclusive to the Company unless such opportunity has been rejected by one of the Members on behalf of the Company (which either Member shall have the right to do in its sole and absolute discretion).  Upon such presentation of the Golf Club Acquisition opportunity to the Company, Members shall use good faith efforts to discuss and mutually approve the Golf Club Acquisition and thereafter negotiate a purchase and sale agreement with the owner of the Sonoma Golf Club and proceed to the closing thereof.  In the event (a) one of the Members, on behalf of the Company, rejects the opportunity to purchase the Golf Club Acquisition, (b) the Members, on behalf of the Company, fail to unanimously approve the Golf Club Acquisition within thirty (30) days after being presented the opportunity as provided above, or (c) if the Company fails to successfully negotiate and close the purchase thereof within three (3) months (any such time period set forth in clauses (a), (b) or (c) above, to the extent applicable, is referred to herein as the “Exclusivity Period”) after being presented the opportunity as provided above, then in the event of clause (a) above, the Member in favor of the Golf Club Acquisition shall have the right to acquire the Sonoma Golf Club independent from and outside of such Member’s interest in the Company (and, for avoidance of doubt, a Member who rejected the Golf Club Acquisition may not independently acquire the Sonoma Golf Club) or in the event of clause (b) above, the Member who approved the Golf Club Acquisition shall have the right to acquire the Sonoma Golf Club independent from and outside of such Member’s interest in the Company (and, for avoidance of doubt, a Member who failed to approve the Golf Club Acquisition may not independently acquire the Sonoma Golf Club), or in the event of clause (c) above, all Members who approved the Golf Club Acquisition shall have the right to acquire the Sonoma Golf Club independent from and outside of such Member’s interest in the Company (and, for the avoidance of doubt, a Member who did not approve the Golf Club Acquisition may not independently acquire the Sonoma Golf Club (subject to the terms proviso immediately following this clause); provided, however, that if the Member pursuing the Golf Club Acquisition pursuant to this sentence has not entered into a binding purchase and sale agreement to acquire the Sonoma Golf Club prior to the first anniversary of the expiration of the Exclusivity Period, then such Member shall have no right to further pursue any such Golf Club Acquisition without first bringing the opportunity to the Company for consideration in accordance with the terms of this Section 20.3.

21.                            INVESTMENT REPRESENTATIONS OF THE MEMBERS.  Each Member, by executing this Agreement, hereby acknowledges, covenants, represents and warrants to the Company and the other Members, and each of them, as follows:

(a)                               That such Member is over the age of twenty-one (21) years, experienced in business affairs, and capable of evaluating the merits and risks of this investment;

(b)                              Each Member realizes that such Member’s investment in the Company involves an element of substantial uncertainty as to the potential for profitability of the business of the Company; and

(c)                               Each Member understands that the Membership Interest in the Company have not been registered with the Securities and Exchange Commission or qualified with the Delaware Division of Corporations or any other state securities agency, in reliance upon exemptions therefrom which are predicated, in part, upon the information previously provided by each of the Members and the following representations:

(i)                        Each Member understands that in addition to the restrictions imposed by applicable Federal and state securities laws, the right to Transfer any Membership Interest is restricted by the terms of this Agreement.  No Transfer will be permitted if, in the opinion of counsel for the Company, such Transfer will violate applicable Federal or state securities laws.  The burden and expense will be borne by a Member to satisfy the Company that all of the conditions of transfer have been satisfied.  In addition, even if a Member meets all of these requirements, there is no present market for any Membership Interest and none is anticipated to develop;

(ii)                    Each Member represents that such Member is acquiring such Member’s Membership Interest in the Company for investment purposes and for such Member’s own account, with no present intention of dividing the same with others, or reselling or otherwise distributing such Membership Interest, and such Member will not sell or otherwise dispose of such Membership Interest in violation of the Securities Act of 1933, as amended, the Delaware General Corporation Law, or regulations promulgated thereunder;

(iii)                Each Member represents that such Member is capable of bearing the economic risk of such Member’s investment in the Company (meaning such Member can afford either a complete loss of the investment or hold it indefinitely without materially adversely affecting such Member’s standard of living, causing financial difficulties, or impairing such Member’s ability to meet current needs and possible personal contingencies);

(iv)                Each Member represents that such Member either has a preexisting personal or business relationship with the other Member, or by reason of such Member’s business or financial experience or the business or financial experience of such Member’s professional advisors who are unaffiliated with and not compensated by the other Member, or any Affiliate or any selling agent of the other Member, has the capacity to protect such Member’s Membership Interest in the Company;

(v)                    That prior to the execution hereof, each of the Members had knowledge that the Persons listed upon EXHIBIT “A” would become members of the Company upon their execution hereof, and each desires and consents to the association of each of them as Members of this Company; and

(vi)                Each Member recognizes that the Company is an existing entity and therefore has a financial and operating history.  For this reason and others, purchase of a Membership Interest as an investment involves special risks.

22.                            MISCELLANEOUS.

22.1                    Governing Law.  This Agreement shall, in all respects, be governed by the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware.

22.2                    Severability.  Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail; but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

22.3                    Further Assurances.  Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder to carry out the intent of the parties hereto.

22.4                    Successors and Assigns.  All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

22.5                    Number and Gender.  In this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so requires.

22.6                    Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to its subject matter are hereby terminated and canceled in their entirety and are of no further force or effect.

22.7                    Waiver.  A waiver of any provision of this Agreement shall be valid only if it is in writing and signed by the party making the waiver.  No waiver by any party hereto of any breach of this Agreement or any provision hereof shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof.

22.8                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.9                  Interpretation.  The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference.

22.10            Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.

22.11            No Authority.  No Member shall have the duty to inquire into the authority of another Member to act.  All of the Members shall be presumed to have the authority to execute this Agreement and to carry out any acts contemplated hereby.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Operating Agreement on the date first hereinabove mentioned.

CWI:

CWI SONOMA HOTEL, LLC, a Delaware limited liability company

By:	/s/ Michael Medzigian
Name: Michael Medzigian
Title: CEO and President

FHR:

FAIRMONT HOTELS & RESORTS (MARYLAND), LLC, a Maryland limited liability company

By:	/s/ Iain Morton
	Name:	Iain Morton
	Title:	Senior Vice President, General Counsel, Americas

EXHIBIT “A”

MEMBER INFORMATION

Name and Address of Member	Initial Capital Account Balance	Initial Participation Percentage

CWI Sonoma Hotel, LLC c/o Carey Watermark Investors Incorporated 272 E. Deerpath Road, Suite 320, Lake Forest, IL 60045 Attention: Michael Medzigian	$38,408,344	75%

Fairmont Hotels & Resorts (Maryland) LLC 5 Indian Head Avenue Indian Head, Maryland 20640 Attention: General Counsel	$12,802,781	25%

TOTAL	$51,211,125	100%

A-1

EXHIBIT “B”

LEGAL DESCRIPTION

LAND

Lands of Rahn Sonoma Ltd., a Florida Limited Partnership, as described by deeds recorded under Document Nos. 85028082, 85028086, 1995 0028016, 1996 0055903, 1996 0082929, Sonoma County Records and Lands of Castner et ux as described by deed recorded under Document No. 82003769, Sonoma County Records, more particularly described as follows:

PARCEL ONE

Beginning at the point of intersection of the Westerly line of that right of way recorded in Book 76 of Official Records, page 232, Sonoma County Records, with the Southerly line of the Boyes Springs Hotel Grounds, as shown on a map recorded in Book 33 of Maps, page 19, Sonoma County Records; thence along the Westerly line of the right of way South 14º48’27” East 147.95 feet to the Southeasterly corner of the Lands of Rahn Sonoma Ltd. as described by deed recorded under Document No. 1995-0028016, Sonoma County Records; thence the following courses along the boundary lines of last said lands of Rahn Sonoma, Ltd., South 76º03’15” West 333.70 feet, South 61º02’15” West 97.30 feet, North 28º59’45” West 30.00 feet, North 61º02’15” East 80.00 feet, North 26º56’45” West 162.32 feet and North 43º38’15” East 54.94 feet to the Southerly boundary line of said Boyes Springs Hotel Grounds; thence South 86º33’30” West 123.30 feet to the Southeasterly corner of Lot 26 of said Boyes Springs Hotel Grounds; thence along the Easterly line of said Lot 26, North 3º26’50” West 106.00 feet to the Northeasterly corner of said Lot 26; thence North 87º01’10” East 36.00 feet to a point on the Easterly line of Greger Street (formerly Willow Way); thence North 3º52’10” West 740.35 feet along the Easterly line of Greger Street to a curve to the right with a radius of 20.00 feet; thence along said curve through a central angle of 115º30’ for a distance of 40.32 feet along the Southerly right of way from Greger Street to Boyes Boulevard; thence the following courses along the Southwesterly and Southerly right of way line of Boyes Boulevard South 68º19’30” East 76.71 feet, South 52º19’00” East 123.44 feet, South 43º08’10” East 189.00 feet, South 23º56’00” East 47.45 feet, South 21º33’50” East 0.73 feet and North 67º18’00” East 153.82 feet to the Northeasterly corner of Lot 15 of said Boyes Springs Hotel Grounds and the Westerly right of way line of State Highway 12; thence South 22º28’10” East 464.41 feet, along said Westerly right of way line and the Easterly boundary line of Lots 6, 7 and Lots 9 to 15 of said Boyes Springs Hotel Grounds, to the Southeasterly corner of said Lot 6; thence South 67º18’00” West 212.62 feet along the Southerly line of Lots 6 and 8 of said Boyes Springs Hotel Grounds and the Westerly projection thereof to the Westerly line of the Northwestern Pacific Railroad right of way; thence South 14º42’00” East 103.55 feet, along said right of way to the point of beginning.

Basis of Bearings, Record of Survey filed in Book 303 of Maps, page 21, Sonoma County Records.

PARCEL TWO

B-1

Parcel Two, as shown on Parcel Map No. 7054, filed August 36, 1980 in Book 310 of Maps, page 47, Sonoma County Records, more particularly described as follows:

Beginning at the Westerly most corner of said Parcel Two; thence the following courses along the boundary lines of said Parcel Two North 56º03’00” East 125.20 feet, South 34º04’00” East 131.00 feet, South 55º56’00” West 25.20 feet, South 34º04’00” East 1.52, South 56º03’07” West 63.10 feet, North 55º19’45” West 101.74 feet and North 34º04’00” West 37.83 feet to the point of beginning.

Basis of Bearings, Record of Survey filed in Book 303 of Maps, page 21, Sonoma County Records.

PARCEL THREE

Lots 1, 2, 3 and 4, Plat of Woodleaf Park, filed September 4, 1909 in Book 23 of Maps, page 19, Sonoma County Records, more particularly described as follows:

Beginning at the Southwesterly corner of said Lot 1, thence North 22º41’45” West 183.00 feet along the Westerly boundary line of said Lots 1, 2, 3 and 4 to the Northwesterly corner of said Lot 4; thence North 67º33’15” East 130.00 feet to the Northeasterly corner of said Lot 4; thence South 22º41’45” East 183.00 feet along the Easterly boundary line of said Lots 1, 2, 3 and 4 to the Southeasterly corner of said Lot 1; thence South 67º33’15” West 130.00 feet to the point of beginning.

Basis of Bearings, Record of Survey filed in Book 303 of Maps, page 21, Sonoma County Records.

Excepting therefrom all that portion as described in the Deed to the State of California recorded June 15, 2000 under Instrument No. 2000 59559, Sonoma County Records.

PARCEL FOUR

All those certain Easement Rights as set forth in Document entitled “Grant of Appurtenant Easement and Easement in Gross”, recorded September 3, 2002, as Instrument No. 2002-132191, Sonoma County Records.

EXHIBIT “C”

SPECIAL ALLOCATIONS

All capitalized terms used in this Exhibit shall have the meanings as set forth in the Agreement.

To conform further the allocation provisions of this Agreement to the Regulations, the Members agree that the following special allocations rules shall apply; provided, however, that in respect of any particular allocation the following rules shall supersede the rules otherwise applicable under Section 7 of the Agreement and this Exhibit only to the extent necessary to cause such allocation to be respected under the Regulations and the remaining portion of such allocation shall not be affected.  In the event of any inconsistency between the Regulations and the provisions of the following Sections (a) through (j), the Regulations shall govern.

(a)                               Loss Limitation Rule.  If any allocation of Losses for any Fiscal Year otherwise provided in Section 7 of the Agreement or this Exhibit would (if made) cause or increase a deficit balance in the Capital Account of a Member (determined for this purpose by taking into account such Member’s share of Distributable Cash from Operations and/or Capital Transaction Proceeds in respect of such Fiscal Year and all other adjustments for such Fiscal Year otherwise required under this Agreement) that exceeds the amount such Member is obligated to restore to the Company pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or 1.704-1(b)(2)(ii)(d) or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) less the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), the amount of Losses otherwise allocable to such Member shall be reduced by the minimum amount necessary to eliminate such deficit.  Any amount of an allocation denied to a Member under the first sentence of this paragraph (a) of this Exhibit shall be reallocated to the Members whose allocations of Losses for such year (determined under this Exhibit) are not affected by this paragraph, such reallocation to be made pro rata in accordance with each Member’s Participation Percentage.

(b)                              Minimum Gain Chargeback.  If during any Fiscal Year there is a net decrease in Company Minimum Gain (as determined under Regulations Sections 1.704-2(b)(2)), then items of income and gain of the Company shall be allocated to each Member, for such Fiscal Year (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to each Member’s share of the net decrease in the Company Minimum Gain during such Fiscal Year in accordance with Regulations Section 1.704-2(g)(2).  This paragraph (b) is intended to comply with the minimum gain chargeback requirement in such Regulations Sections and shall be interpreted consistently therewith.

(c)                               Qualified Income Offset.  If a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) (modified, as appropriate, by Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)), which causes or increases a negative balance in such Member’s Capital Account (determined for this purpose with the adjustments required under Section (a)), such Member will, to the extent required by Regulations Section 1.704-1(b)(2)(ii)(d), be specially allocated an amount of gross income and/or gain (consisting of a pro rata portion of each item of Company income and gain for such Fiscal Year) sufficient to eliminate such negative balance as quickly as possible; provided, however, that an allocation pursuant to this paragraph (c) shall be made if and only to the extent that such Member would have a deficit in its Capital Account (determined as aforesaid) after all other allocations provided for in Section 7 of the Agreement and this Exhibit have been tentatively made as if this paragraph (c) were not in this Agreement.

(d)                             Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year of the Company shall be specially allocated to the Members in proportion to their respective Participation Percentage and otherwise as provided in Regulations Section 1.704-2(e).

(e)                               Member Nonrecourse Deductions.  The Members Nonrecourse Deductions for any Fiscal Year of the Company shall be specially allocated to the Member that bears the economic risk of loss for such deductions within the meaning of Regulations Sections 1.704-2(i)(1) and 1.752-2 and otherwise as provided in Regulations Section 1.704-2(i).

(f)                                Member Nonrecourse Debt Minimum Gain Chargeback.  If during any Fiscal Year of the Company there is a net decrease in Member Nonrecourse Debt Minimum Gain, each Member with a share of such Member Nonrecourse Debt Minimum Gain shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4).  This paragraph (f) is intended to comply with the “partner nonrecourse debt minimum gain” chargeback requirement of such Regulations Sections and shall be interpreted consistently therewith.

(g)                              Excess Nonrecourse Liabilities.  Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Company profits shall be such Member’s Participation Percentage.

(h)                              Sections 732(d), 734(b) and 743(b) Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 732(d), 734(b) or 743(b) of the Code is required under Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in adjusting Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner that achieves the adjustments to their respective Capital Accounts that are required to be made pursuant to such Section of the Regulations.

(i)                                  Curative Allocations.  The Special Allocations are intended to comply with the requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Special Allocations shall be offset with other Special Allocations or with Special Allocations of other items of Company income, gain, loss or deduction pursuant to this Section (i).  Therefore, notwithstanding any other provision of Section 7 of the Agreement and this Exhibit (other than the Special Allocations), Managing Member, with the Members’ approval, shall make such offsetting allocations of Company income, gain, loss or deduction in whatever manner it reasonably determines is appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance which such Member would have had if the Special Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 7 of the Agreement.  In exercising its discretion under this paragraph (i), Managing Member shall take into account future Special Allocations under paragraphs (b) and (f) of this Exhibit that, although not yet made, are likely to offset other Special Allocations previously made under paragraph (d) and (e) of this Exhibit.

(j)                                  Change in Regulations.  If any of the specific Regulations upon which the Special Allocations provided for in this Exhibit are based are hereafter changed or if new Regulations in the opinion of the reputable tax counsel retained by the Company make it necessary to revise the foregoing special allocation rules or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation of Profits, Losses or other tax attributes otherwise provided for in Section 7 of the Agreement would be altered as a result of a challenge thereto by the IRS, the Members agree to make such reasonable amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially affecting the amounts distributable to any Member pursuant to this Agreement.

EXHIBIT “D”

INITIAL BUDGET

(see attached)

D-1

EXHIBIT “E”

INTENTIONALLY OMITTED

E-1

EXHIBIT “F”

INSURANCE REQUIREMENTS

1)                                   Commercial General Liability (CGL):  $1,000,000 per occurrence for property damage and bodily and property damage with a general aggregate limit not less than $2,000,000. The CGL insurance policy must include coverage for the following:

a)            Coverage for Property Damage and Bodily Injury

b)           Personal and advertising injury

c)            Employees as Insureds

d)           Liquor Liability in an amount no less than $1,000,000 per occurrence

e)         Contractual Liability insuring liability arising out of oral, written, or incidental agreement, including, but not limited to, hold harmless agreements and the Indemnity Agreement

f)             Premises/Operation insuring liability arising out of work performed on the premises

g)            Products and Completed Operations

h)           Pollution liability - For claims arising out of heat, smoke or fumes from a hostile fire, or smoke, fumes, vapor or soot that is used to heat, cool or dehumidify the building or equipment that is used to heat or cool.

i)               Terrorism is included

There shall be an Additional Insured Endorsement on this policy (including coverage for premises and products/completed operations) naming Carey Watermark Investors, Incorporated and any other entities as may be deemed appropriate.  There shall also be a Waiver of Subrogation in favor of Carey Watermark Investors, Incorporated and other entities as may be deemed appropriate.

2)                                   Comprehensive Auto Insurance in an amount no less than $1,000,000 Combined Single Limit and shall include the following:

a)            Coverage Symbol 1 - Any Auto

b)           Garagekeepers’ Liability, if the hotel’s operations include parking operations, with a limit no less than $1,000,000 to cover the average value of all automobiles that are in the hotel’s care custody and control at any one time.

3)                                   Umbrella/Excess liability insurance in an amount not less than $49,000,000 per occurrence.

4)                                   Commercial Property Insurance in an amount equal to the full replacement cost of the real and personal property.  Coverage shall be written on a Special Causes of Loss form with a deductible less than $50,000 unless a high hazard deductible is applicable, etc. California Earthquake.  Policy will include the following coverages:

a)            Agreed Amount Endorsement, if no endorsement confirmation that no coinsurance or margin clause will apply.

b)           Named Windstorm, Applicable if located in a High Hazard County

c)            Earthquake including sprinkler leakage - Applicable if located in an earthquake zone as required by mortgagee

d)           Law & Ordinance Coverage to an amount reasonable for the venue

e)            Flood, Applicable if located in a high hazard zone.

f)             Business Income for loss of profits and necessary continuing expenses – 12 Months including a 12 month extended period of indemnity.

g)            Boiler and Machinery – Stand-alone policy may apply

h)           Builder’s Risk including “soft costs”, replacement cost of work performed and equipment supplies and materials furnished. – Applicable during construction or during a substantial alteration (General Contractor’s Stand-alone policy may apply)

i)               Terrorism – Stand-alone policy may apply

j)               Mold Clean-up if result of a covered cause of loss

5)                                   Pollution Legal Liability – Including coverage for Mold with the following limits:

a) Coverage A:	$1,000,000 Each Claim – First Party Cleanup
b) Coverage B:	$1,000,000 Each Claim – Third Party Liability
$5,000,000 Policy Aggregate

6)                                   All Property and Liability Insurers shall be authorized to do business in the state where the property is located.  The carriers must have a current AM Best Rating of at least A-VII and/or a claims paying rating of A- or better as rated by Standard and Poor’s Rating Service.

7)                                   Such other insurance as may be customarily carried by other hotel operators on hotels similar to this, or as deemed necessary by mandate of loan agreement or other exposures as they may become apparent.

EXHIBIT “F” – MANAGER’S INSURANCE

1)                                   Workers’ compensation insurance in statutory amounts on all employees of the Hotel and employer’s liability limits of $1,000,000.

2)                                   Employment Practices Liability:

a) Per Claim Limit:	$1,000,000
b) Annual Aggregate	$1,000,000

Employment Practices Liability shall include third party liability for the benefit of Carey Watermark Investors, Inc., Owner, and Operator.

3)                                 Commercial Crime Insurance coverages and limits of insurance (per occurrence) with the following limits:

a) Employee Dishonesty:	$500,000
b) Forgery & Alteration:	$ 50,000
c) Money & Securities:	$ 50,000
d) Robbery & Safe Burglary of Property other than money and securities	$ 50,000
e) Computer Fraud	$ 50,000

Employee Dishonesty shall include an endorsement for third party liability for the benefit of Carey Watermark Investors, Inc., Owner, and Operator.

4)                                   Innkeepers and Safe Deposit Box Liability insuring loss or damage to guests’ property (up to statutory requirements).  This can be satisfied by any combination of CGL or Crime Coverage.

EXHIBIT “G”

RESTRICTED TERRITORY

[Map To Be Attached]

G-1

EXHIBIT “H”

TERMS OF BUYOUT PSA

The following provisions from the Purchase Agreement (as defined the Recitals) shall be deleted in their entirety from the Buyout PSA.  As noted in Section 10.4 of the Agreement, if there is an inconsistency with the terms of the Agreement and the Purchase Agreement, the terms of the Agreement prevail and the Buyout PSA will be modified to reflect the terms of the Agreement.

Article/Section	Action/Comment
1.1	Definitions to be modified as applicable
3.1	Purchase Price & Deposit to be modified as appropriate;
Article 4	Entirety of Article IV to be deleted, other than Section 4.5 regarding confidentiality; in addition, to the extent required by applicable law, Section 4.9 will be included in the Buyout PSA
Section 5.1

Definition of knowledge parties for Seller and Purchaser to be modified to reflect appropriate persons in each of Seller’s and Purchaser’s employ at the time of the Buyout PSA

All of Seller’s Representations and Warranties to be deleted other than the representations and warranties set forth in Sections 5.1(a), (b), (j), (l) and (m)

Section 5.3

Modify by deleting any cap on the Sale Member’s liability for any breach of representation or warranty. Modify cap on liability for breach of covenant or with respect to the Sale Member’s indemnification obligations to an amount equal to three percent (3%) of the purchase price; and modify “basket” to 0.08% of the purchase price.

Sections 6.2 and 6.3	Modify closing deliveries as appropriate to reflect structure of the sale
Section 6.5

Closing Expenses to be allocated as set forth in the Agreement and as follows:

Buying Member:

•                 All of Buying Member’s costs in connection with acquisition, including, attorney’s fees

•                 All lenders’ fees, costs and expenses related to the any acquisition financing or any other financing to be obtained or assumed by the Buying Member

•                 The cost of any ATLA survey and any updates thereto

Sale Member:

•                 Its share (based on its Participation Percentage) of the Company’s costs in connection with the sale, including, attorney’s fees

Section 7.1

Modify to provide that Buying Member is to purchase, in addition to the purchase price, all unopened (and not in circulation), consumables, including, individual bottles of wine and liquor and all retail inventories, calculated in a manner that the Sale Member receives a credit in an amount equal to the then (at the time of closing) net current

H-1

assets of the TRS SUB and the Company less the then (at the time of closing) net current liabilities of the TRS SUB and the Company
Section 8.1	Modify Section 8.1(b) by deleting all references to any financing or other documents
Section 9.1

Modify Section 9.1(b) by deleting all references to any financing or other documents

Modify Section 9.1(c) such that if any representation of the Sale Member is no longer true and correct at closing then the Buying Member shall have the right to terminate the Buyout PSA, receive a return of its deposit and if applicable (as a result of a default by Selling) such additional remedies as set forth in Section 15.2

Delete Sections 9.1(d), (f) and (h)

Section 10.1(e)	Delete this section in its entirety
Section 10.2	Delete this section in its entirety
Section 11.1	Modify material threshold dollar amount to 3.5% of the Purchase Price under the Buyout PSA
Section 13	Modify as appropriate
Section 14.1(a)	Delete in its entirety
Section 14.1(g)	Delete in its entirety
Section 15.1

Modify to reflect terms of Section 10.4/10.5 of the Agreement and delete all provisions relating to parties rights and obligations with respect to New Management Agreement, NewCo Operating Agreement and Acquisition Financing (as such terms were defined in the Purchase Agreement).

Section 15.2

Modify to reflect terms of Section 10.4/10.5 of the Agreement and delete all provisions relating to parties rights and obligations with respect to New Management Agreement, NewCo Operating Agreement and Acquisition Financing (as such terms were defined in the Purchase Agreement). Modify reimbursement for out of pocket costs to an amount equal to 0.30% of the Purchase Price.

Section 17.4	Delete and replace with an assignment provision consistent with terms of Section 10.4/10.5 of the Agreement
Joinder	Modify to incorporate a joinder from a creditworthy affiliate of the Sale Member

H-2

EXHIBIT “I”

2012-2015 CAPITAL PLAN

(see attached)

I-1

SCHEDULE 1

SOURCES & USES

(see attached)

Schedule 1-1